Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Changes of the 2022 Form 10-K.

The following discussion of our financial condition and results of operations should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2022 and December 31, 2021 found in this Annual Report. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Where possible, we have tried to identify these forward-looking statements by using words such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Our actual results could differ materially from those anticipated by the forward-looking statements due to important factors and risks including, but not limited to, those set forth under “Risk Factors” in Part I, Item 1A of this Annual Report.

As described below, in September 2023, the Company commenced the active marketing for the sale of  Elusys Therapeutics, Inc. (“Elusys”).  As a result, the assets, liabilities, and results of Elusys were classified to discontinued operations in our Form 10-Q for the quarter ended September 30, 2023. As such, we have retrospectively reclassified all assets, liabilities, and results of the Elusys Business as discontinued operations in the following discussion and adjusted all references to the Elusys Business assets, liabilities, and results accordingly..

Company Overview

Our current focus is on our contract development and manufacturing organization (“CDMO”) that provides a comprehensive range of services from process development to Current Good Manufacturing Practices (“CGMP”) clinical and commercial manufacturing of biologics for the biotechnology and biopharmaceutical industries through our Scorpius Biomanufacturing, Inc. (“Scorpius”) subsidiary. Scorpius pairs cGMP biomanufacturing and quality control expertise with cutting edge capabilities in immunoassays, molecular assays, and bioanalytical methods to support cell- and gene-based therapies as well as large molecule biologics. Our services include clinical and commercial drug substance manufacturing, release and stability testing and variety of process development services, including upstream and downstream development and optimization, analytical method development, cell line development, testing and characterization. Our lead facility in San Antonio, TX commenced operations in October 2022.

During the past year, our priorities had shifted to our biodefense and biomanufacturing capabilities resulting in a refocusing of our resources and efforts towards biodefense and biomanufacturing and away from our clinical-stage oncology assets including HS-110 and PTX-35. We also intend to continue discovery efforts of our subsidiary, Skunkworx, if we have sufficient resources.

Discontinued Operations

On September 18, 2023, our Board approved a refocus and restructuring plan (the “Plan”) to shed our non-core assets and reduce its operating costs in order to refocus its efforts and resources on Scorpius Biomanufacturing, Inc.(“Scorpius”), our revenue generating contract development and manufacturing organization (“CDMO”). The goal of this reduction was to direct our resources towards developing our CDMO business, which we believe will represent our best opportunity for success. In September 2023, the Company commenced the active marketing for the sale of  Elusys Therapeutics, Inc. (“Elusys”). The Elusys business is comprised of our clinical and commercial biodefense expertise. The monoclonal antibody ANTHIM® (obiltoxaximab) received FDA approval and orphan drug exclusivity in 2016 for the treatment of inhalational anthrax in combination with antibiotics, and as a prophylaxis when alternative therapies are not available or are not appropriate. Additionally, ANTHIM® was approved in 2020 as the only licensed anthrax antitoxin treatment in the European Union (“EU”) and Canada, and in 2021 in the United Kingdom. Working closely with Biomedical Advanced Research and Development Authority (“BARDA”), the National Institute of Allergy and Infectious Disease (“NIAID”), and the Department of Defense (“DoD”), Elusys has successfully advanced ANTHIM® to the commercial stage and provides the therapeutic for inclusion in both the US Strategic National Stockpile (“SNS”) and the Public Health Agency of Canada Office of Emergency Response Services Depot.

Funding/Liquidity

We have incurred an accumulated deficit of $209.2 million through December 31, 2022. We have incurred negative cash flows from operations since we started our business. We have spent, and expect to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development efforts, our clinical trials, and our research and discovery efforts.

We expect to incur significant expenses and continued losses from operations for the foreseeable future. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue research and development and seek marketing approval for our product candidates and as we add to our product candidate pipeline including expansion of our infectious disease/biothreat programs.

We expect to incur significant additional expenses in connection with the planned development partnership of Scorpius with a private developer, the State of Kansas and local and university affiliates and the facility to be developed by a third-party developer and leased to Scorpius. We do not intend to finance the remaining costs that we will incur for the Kansas facility from working capital and instead anticipate raising financing through multiple alternatives, including, but not limited to, the sale of equity or debt of Scorpius.

In addition, if we obtain marketing approval for any of our other product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. We will need to obtain substantial additional future funding in connection with our manufacturing facility that we are building out in San Antonio, Texas and any new programs or ventures we pursue. While we are currently funding vaccine development and preclinical studies, we do not expect to use significant corporate resources to advance our COVID-19 program. We are applying for several large grants to support clinical development of this program and are engaged in collaboration discussions, which we believe may provide attractive and non-dilutive pathways to help accelerate development of our COVID-19 program; however, to date we have not received any grant funding for such program and there can be no assurance that we will receive such grant funding or if received, the amount of such grant funding. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. These factors raise substantial doubt about our ability to continue as a going concern for one year after the financial statements are issued. To meet our capital needs, we are considering multiple alternatives, including, but not limited to, additional equity financings, which include sales of our common stock under at-the-market offerings, if available, debt financings, partnerships, collaborations and other funding transactions. This is based on our current estimates, and we could use our available capital resources sooner than we currently expect. We will need to generate significant revenues to achieve profitability, and we may never do so. As of December 31, 2022, we had approximately $39.0 million in cash and cash equivalents and short-term investments.

We intend to meet our financing needs through multiple alternatives, including, but not limited to, cash on hand, additional equity financings, debt financings and/or funding from partnerships or collaborations and potential revenue, if any, from our planned development and manufacturing facility.

The uncertain financial markets, disruptions in supply chains, mobility restraints, and changing priorities as well as volatile asset values could impact our business in the future. The outbreak and government measures taken in response to the pandemic have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, have spiked, while demand for other goods and services, such as travel, have fallen. The future progression of the pandemic and its effects on our business and operations are uncertain. We may face difficulties performing services at our San Antonio facility if our workforce is impacted by the pandemic. Although we have increased manufacturing material levels in an attempt to mitigate supply chain issues, we may still face disruptions in procuring items that are essential to perform our services. In addition, we have experienced minor disruptions in equipment supply in the building of our San Antonio facility. These minor disruptions have had an immaterial effect on business, which we have been able to address with minimal impact to our business operations to date. Further, although we have not experienced any material adverse effects on our business due to increasing inflation, it has raised operating costs for many businesses and, in the future, could impact demand or pricing of our manufacturing services, the costs required to build the manufacturing facility in Kansas, foreign exchange rates or employee wages. We are actively monitoring the effects these disruptions and increasing inflation could have on our operations.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT JUDGMENTS AND ESTIMATES

We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as "critical" because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to our audited consolidated financial statements contain a summary of our significant accounting policies. We consider the following accounting policies critical to the understanding of the results of our operations:

●	Revenue;
●	Deferred revenue;
●	Leases;
●	Intangible assets;
●	Goodwill impairment;
●	Income tax;
●	Contingent consideration;
●	Stock-based compensation;
●	Research and development costs, including clinical and regulatory cost; and

Revenue and Deferred Revenue

Our 2022 and 2021 revenue primarily consisted of research funding from our CPRIT Grant. Grant revenue is recognized when qualifying costs are incurred. Deferred revenue represent customer deposits for process development services billed and/or received in advance of our fulfillment of performance obligations. Deferred revenue will convert to revenue as we perform our obligations under the contract.

Leases

We determine if an arrangement is, or contains, a lease at inception. Operating and finance leases are included in right-of-use assets and lease liabilities in our consolidated balance sheets, representing our right to use an underlying asset for the lease term and the obligation to make lease payments arising from the lease. Right-of-use, or ROU, assets and lease liabilities are recognized at commencement based on the present value of lease payments over the lease term. We use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments. The ROU assets also include any lease payments made and is adjusted for lease incentives. Lease terms may include options to extend or terminate the lease which are recognized when it is reasonably certain that we will exercise that option. Lease expense is recognized on a straight-line basis over the lease terms. Lease and non-lease components are accounted for as a single lease component.

Goodwill and Intangible Assets

Intangible assets represent the fair value assigned to technologies that were acquired from Elusys, which at the time of acquisition have not reached technological feasibility and have no alternative future use. Intangible assets from the acquisition of Pelican were considered to be indefinite-lived until the completion or abandonment of the associated research and development projects. During the third quarter of 2022, Pelican’s intangible asset was fully written-off as the PTX-35 trial has been discontinued. The intangible asset acquired from the acquisition of Elusys is a definite-lived asset comprised of the ANTHIM® formulation. The asset is being amortized over 80 months, which is the approximate life of the patent.

Intangible assets are tested for impairment on an annual basis, or more frequently if the Company becomes aware of any events occurring or changes in circumstances that indicate that the fair value of the assets are less than their carrying amounts. If development is terminated or abandoned, the Company may have a full or partial impairment charge related to the asset, calculated as the excess of carrying value of the intangible assets over fair value. See Note 8 regarding impairment at December 31, 2022.

We test goodwill and intangible asset impairment each year as of April 1, or more frequently should a significant impairment indicator occur. As part of the impairment test, we may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit, including goodwill, is less than its carrying amount, or if we elect to bypass the qualitative assessment, we would then proceed with the impairment test. The impairment test involves comparing the fair values of the reporting units to their carrying amounts. If the carrying amount of a reporting unit exceeds its fair value, we recognize a goodwill loss in an amount equal to any excess.

Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. We forecast discounted future cash flows at the reporting unit level using risk-adjusted discount rates and estimated future revenues and operating costs, which take into consideration expectations of competitive, business, and economic environments. We also identify similar publicly traded companies and develop a correlation, referred to as a multiple, to apply to the operating results of the reporting units.

Determining the fair value of intangible assets is judgmental in nature and involves the use of significant estimates and assumptions. We forecast discounted future cash flows, risk-adjusted discount rates and estimated future revenues and operating costs, which take into consideration expectations of competitive, business, and economic environments. The fair value is then compared to the carrying value and if the carrying value exceeds fair value an impairment charge is recognized.

Changes in market demand, fluctuations in the markets in which we operate, the volatility and decline in the worldwide equity markets, and a decline in our market capitalization could unfavorably impact the remaining carrying value of our goodwill and intangible assets, which could have a significant effect on our current and future results of operations and financial position.

Income Tax

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with FASB ASC 740, Accounting for Income Taxes, the Company reflects in the financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. As of December 31, 2022, and 2021, the Company had no unrecognized income tax benefits and correspondingly there is no impact on the Company’s effective income tax rate associated with these items. The Company’s policy for recording interest and penalties relating to uncertain income tax positions is to record them as a component of income tax expense in the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, the Company had recorded no such amounts.

Contingent Consideration

Contingent consideration is recorded as a liability and is the estimate of the fair value of potential milestone and royalty payments related to business acquisitions. Contingent consideration is measured at fair value using a probability-weighted income approach utilizing significant unobservable inputs including the probability of achieving each of the potential milestone and royalty payments and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

Calculating stock-based compensation expense requires the input of highly subjective assumptions. The fair value of restricted stock units is estimated based on the closing price of our stock on the date of grant, and for the purposes of expense recognition, the total new number of shares expected to vest is adjusted for as they occur. We apply the Black-Scholes-Merton option pricing model to determine the fair value of our stock options awards. Inherent in this model are assumptions related to expected stock-price volatility, expected option life, risk-free interest rate and dividend yield. We use an average historical stock price volatility of our own data plus an analysis of reported data for a peer group of comparable companies that have issued stock options with substantially similar terms. We estimate the expected life of our options using the simplified method. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected life of the options. The dividend rate is based on our historical rate, which we anticipate remaining at zero. We account for forfeitures as they occur. The assumptions used in calculating the fair value of stock options represent our best estimates, however these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the stock-based compensation expense could be materially different in the future.

Research and Development Costs

We expense research and development costs associated with developmental products not yet approved by the FDA as well as costs associated with bringing our developmental products into advanced phase clinical trials as incurred. These costs consist primarily of pre-manufacturing and manufacturing drug costs, clinical trial execution, investigator payments, license fees, salaries, stock-based compensation, and related personnel costs. Other costs include fees paid to consultants and outside service providers related to the development of our product candidates, and other expenses relating to the design, development, and testing and enhancement of our product candidates.

RESULTS OF OPERATIONS

Years Ended December 31, 2022 and 2021

Revenues

For the year ended December 31, 2022, revenue consisted of $0.1 million of contract revenue, and $0.3 million of CPRIT grant revenue. As of December 31, 2021 we recognized $2.1 million in revenue for qualified expenditures under the CPRIT grant. The decrease in grant revenue is due to the fact that we have recognized all $15.2 million of CPRIT grant revenue. For the year ended December 31, 2022, we had a grants receivable balance of $1.5 million for CPRIT proceeds not yet received, but for which the costs had been incurred or the conditions of the award had been met. We continue our efforts to secure future non-dilutive grant funding to subsidize ongoing research and development costs.

Cost of sales

For the year ended December 31, 2022, we recognized $0.1 million of cost of sales related to process development. No process development revenue was recognized for the year ended December 31, 2021 and thus no cost of sales was recorded.

Selling, general and administrative expenses

Selling, general and administrative (“SGA”) expenses for the years ended December 31, 2022 and 2021 were $20.1 million and $16.8 million, respectively. The increase of $3.3 million was primarily due to an increase in consulting and other professional expenses to manage the business of $2.8 million, an increase in facilities expense of $1.1 million primarily due to the opening of our San Antonio facility, an increase in personnel expense of $0.8 million due to an increase in headcount, an increase in rent expense of $0.3 million, an increase in depreciation of $0.3 million, an increase in marketing expenses of $0.2 million, an increase in software expense of $0.2 million offset by a decrease in stock-based compensation of $2.4 million.

Research and development expense

Research and development expenses increased to $20.2 million from $16.5 million for the years ended December 31, 2022 and 2021, respectively. The components of research and development expense are as follows, in millions:

	For the year Ended
	December 31,
	2022	2021
Programs
HS-110	$0.5	$1.7
HS-130	0.7	0.9
PTX-35	2.6	2.9
Other programs	1.6	2.3
Unallocated research and development expenses	14.8	8.7
	$20.2	$16.5

●	HS-110 decreased by $1.2 million primarily due to a decrease in manufacturing expenses and site and investigator fees as the result of the closing of our clinical trials.
●	HS-130 expense decreased by $0.2 million primarily due to a decrease in site and investigator fees as the result of the closing of our clinical trials.
●	PTX-35 expense decreased by $0.3 million primarily due to a decrease in site and investigator fees as the result of the closing of our clinical trials.
●	Other programs expenses decreased by $0.7 million and include preclinical costs associated with our RapidVax program, T-cell costimulatory programs, and laboratory supplies.
●	Unallocated research expenses increased by $6.1 million primarily from license fees, sponsored research agreements for preclinical research, as well as increased clinical and CMC consulting expenses and Skunkworx lab and personnel costs.

Change in fair value of contingent consideration

We reassess the actual consideration earned and the probability-weighted future earn-out payments at each balance sheet date. The change in the fair value of contingent consideration was ($3.3) million for the year ended December 31, 2022 compared to the change in fair value of contingent consideration of $0.4 million for the year ended December 31, 2021. The change in fair value for the year ended December 31, 2022 was primarily due to the write off of Pelican’s contingent consideration of $3.3 million due to the discontinuation of the PTX-35.

In-process research and development impairment

IPR&D impairment was $3.5 million and $2.4 million for the years ended December 31, 2022 and 2021, respectively. IPR&D was fully impaired during the third quarter of 2022 as the PTX-35 trial will not progress to Phase 2.

Total non-operating loss

Total non-operating loss was ($1.4) million for the years ended December 31, 2022 which primarily consisted of ($1.7) million of unrealized losses on short-term investment balances, ($0.2) million of unrealized loss on foreign currency, ($0.2) million of finance lease interest expense, ($0.4) million of loss on disposal of assets, offset by $1.0 million of interest and dividends income on short-term investment balances. Total non-operating loss was ($0.1) million for the year ended December 31, 2021 which primarily consisted of $0.9 million of interest income, and ($1.0) million of unrealized losses on short-term investment balances.

Income tax benefit

Income tax benefit was $0.2 million for the year ended December 31, 2022 compared to $0.1 million for the year ended December 31, 2021, primarily due to the Pelican deferred tax liability (“DTL”).

Net loss from discontinued operations

The Company’s net loss from discontinued operations is related to the Elusys business that was acquired in April 2022.  See Note 18 within our consolidated financial statements for the components of the net loss from discontinued operations.

BALANCE SHEET AS OF DECEMBER 31, 2022 AND 2021

Short-term Investments. Short-term investments were $35.8 million as of December 31, 2022 compared to $88.3 million as of December 31, 2021. The decrease is primarily due the sale of investments and transferring the cash to fund the Scorpius facility build-out and other operations.

Prepaid Expenses and Other Current Assets. Prepaid expenses and other current assets were approximately $1.5 million as of December 31, 2022 and $2.9 million as of December 31, 2021. The $1.4 million decrease is primarily attributable to our payments to certain vendors related to the close out process of our PTX-35 clinical trial.

Property, Plant & Equipment. Property, Plant and Equipment was approximately $20.4 million as of December 31, 2022, and $2.2 million as of December 31, 2021. The increase is attributed to a $18.3 million increase in lab equipment and leasehold improvements as a result of the Scorpius lease.

Grants Receivable. Grants receivable was $1.5 million as of December 31, 2022, and $1.3 million as of December 31, 2021. The CPRIT grant will award the remaining grant funds, on a reimbursement basis, after NightHawk has fulfilled every requirement of the grant and the grant has been approved to be finalized. The receivable relates to reimbursable costs incurred related to PTX-35.

Other Assets. Other assets were approximately $0.3 million and $12.2 million as of December 31, 2022 and 2021, respectively. The $11.9 million decrease is directly attributable to equipment purchases in 2021 for Scorpius’s new facility in San Antonio, Texas, which commenced operations in the third quarter of 2022. Other assets were then transferred into property and equipment.

Intangible Assets. As of December 31, 2022 and 2021, we had intangible assets of $0.0 million and $3.5 million. The decrease was due to the write off of Pelican's in-process R&D of $3.5 million due to the termination of the development of PTX-35, Pelican’s lead product candidate.

Accounts Payable. Accounts payable was approximately $4.2 million and $0.9 million as of December 31, 2022 and December 31, 2021. The $3.3 million increase is due to payables related to increased operations with the opening of the Scorpius facility.

Deferred Revenue. Deferred revenue was $1.6 million and $0.0 million as of December 31, 2022 and December 31, 2021, respectively. This deferred revenue represents proceeds received for Scorpius contracts but for which the costs have not been incurred or the conditions of the contracts not yet met.

Accrued Expenses and Other Liabilities. Accrued expenses and other liabilities were approximately $1.9 million at December 31, 2022 compared to $2.4 million at December 31, 2021. The decrease is primarily due decreases in license fee accruals and sponsored research agreements.

Operating and Financing Lease Liabilities. Current and long term liabilities related to operating and finance leases were $9.3 million as of December 31, 2022 and $1.9 million as of December 31, 2021. These balances are related to our Scorpius facility lease, corporate office lease and equipment leases.

Deferred Tax Liability. Deferred tax liability was approximately $0.0 million and $0.2 million for the years ended December 31, 2022 and December 31, 2021, respectively. The decrease was primarily due to the recognition of Pelican’s DTL in the third quarter of 2022 due to the abandonment of the PTX-35 trial.

Contingent Consideration. As of December 31, 2022, we had contingent consideration of $0.0 million compared to $3.3 million as of December 31, 2021. We perform an analysis on a quarterly basis and for the year ended December 31, 2022, we determined the change in the estimated fair value of the contingent consideration to be approximately ($3.5) million primarily due to the discontinuation of the PTX-35 clinical trial.

Assets and liabilities of discontinued operations. As of December 31, 2022, we had $20.1 million of assets of discontinued operations and $14.9 million of liabilities of discontinued operations. These assets and liabilities relate to our Elusys business unit which met the criteria for discontinued operations

LIQUIDITY AND CAPITAL RESOURCES

Current and Future Financing Needs

Since our inception in June 2008, we have incurred significant losses and we have financed our operations with net proceeds from the private placement of our preferred stock, common stock and debt. Since our initial public offering, we have primarily financed our operations with net proceeds from the public offering of our securities and to a lesser extent, the proceeds from the exercise of warrants. During May 2018, we closed a public offering of shares of our common stock and warrants to purchase shares of our common stock in which we received net proceeds of approximately $18.8 million and after the closing of the offering, an additional $4.8 million from the exercise of 436,381 warrants issued in this offering. During November 2018, we closed a public offering of shares of our common stock and warrants to purchase shares of our common stock in which we received net proceeds of approximately $12.7 million. For the years ended December 31, 2018 and 2019, we received net proceeds of approximately $3.8 million from sales of our common stock in at-the-market offerings. On January 21, 2020, we closed an underwritten public offering of shares of our common stock and warrants to purchase shares of our common stock pursuant to which we received net proceeds of approximately $6.4 million. For the year ended December 31, 2021, we received net proceeds of $25.6 million from the sale of 2,106,027 shares of our common stock in at-the-market offerings. As of December 31, 2022, we had an accumulated deficit of approximately $209.2 million. We had net losses of $43.9 million and $35.4 million for the years ended December 31, 2022 and 2021, respectively.

We expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. We will need to obtain substantial additional future funding in connection with our manufacturing facility construction and set up.

However, the actual amount of funds we will need to operate is subject to many factors, some of which are beyond our control. These factors include the following:

●	the progress of our research activities;
●	our ability to attract customers for our CDMO services;
●	the number and scope of our research programs;
●	the progress of our preclinical and clinical development activities;
●	the progress of the development efforts of parties with whom we have entered into research and development agreements;

●	our expansion plans and cash needs of any new projects;
●	our ability to maintain current research and development licensing arrangements and to establish new research and development and licensing arrangements;
●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights;
●	the costs and timing of regulatory approvals;
●	the receipt of grant funding if any;
●	clinical laboratory development and testing;
●	additional manufacturing facility construction costs and equipment costs; and

We have based our estimate on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our equity or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock, such as through the Amended and Restated Common Stock Sales Agreement with B. Riley FBR, Inc. and Cantor Fitzgerald & Co., or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year after the financial statements are issued. To meet our capital needs, we are considering multiple alternatives, including, but not limited to, additional equity financings, which include sales of our common stock under at-the-market offerings, if available, debt financings, partnerships, collaborations and other funding transactions. This is based on our current estimates, and we could use our available capital resources sooner than we currently expect. We will need to generate significant revenues to achieve profitability, and we may never do so.  As of December 31, 2022, we had approximately $39.0 million in cash and cash equivalents and short-term investments. The Company will need to generate significant revenues to achieve profitability, and it may never do so. Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the consolidated financial statements are issued.

Cash Flows

Operating activities. The use of cash in both periods resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital. Net cash used in operating activities during the year ended December 31 2022 was $5.7 million compared to $38.1 million during the same period in 2021. The decrease was primarily due to an increased net loss of $8.5 million, an increase in contract receivables of $24.5 million, and an increase in inventory of $5.8 million.

Investing activities. Net cash provided by investing activities was $11.0 million during the year ended December 31, 2022 compared to $9.8 million used during the same period in 2021. The decrease is from the change in net purchases of short-term investment purchases and sales of $39.1 million, the increase in purchase of property, plant and equipment of $18.2 million from 2021 to 2022 and the $22.8 million contingent consideration payment in 2022, offset by the increase of $2.7 million from the acquisition of Elusys.

Financing activities. Net cash used in financing activities was $4.9 million during the year ended December 31, 2022 compared to net cash provided by financing activities of $25.5 million during the year ended December 31, 2021. The decrease of $30.4 million was primarily due to a $26.2 million net decrease in proceeds from the issuance of common stock in 2021 that did not recur in 2022 offset by contingent consideration of $4.7 million paid out related to an Elusys milestone.

Additional In-Licensed Programs

We may enter into additional license agreements relating to new product candidates.

Item 7A.      Quantitative and Qualitative Disclosures About Market Risk

Not applicable because we are a smaller reporting company.

Item 8.        Financial Statements and Supplemental Data

See pages F-1 through F-32.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Nighthawk Biosciences, Inc.

Morrisville, North Carolina

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Nighthawk Biosciences, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and not generated significant revenue or positive cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Elusys Acquisition - Valuation of Developed Technology

As described in Note 5 to the Company’s consolidated financial statements, the Company acquired Elusys Therapeutics, LLC (“Elusys”) on April 18, 2022. The acquisition of Elusys was accounted for as a business combination and reflects the application of acquisition accounting in accordance with ASC 805, Business Combinations. The assets acquired from Elusys, including identifiable intangible assets, and liabilities assumed, were recorded at their preliminary estimated fair values with the excess purchase price assigned to goodwill.  In connection with the acquisition of Elusys, the Company recorded a definite lived intangible asset of $9.7 million comprised of the ANTHIM® formulation. Determining the fair value of this intangible asset is judgmental in nature and involves the use of significant estimates and assumptions.

We identified the estimated fair value of the ANTHIM® formulation as a critical audit matter. The estimation of the fair value of the intangible asset acquired required management to make complex judgments with respect to the Company’s forecast of future cash flows derived from ANTHIM® and a risk adjusted discount rate. Auditing these assumptions required increased auditor judgement and effort, including the use of valuation specialists.

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the reasonableness of the cash flow assumptions used to estimate the acquisition date fair value of the ANTHIM® formulation by i) comparing forecasts of future revenues and operating expenses to historical performance of Elusys, and ii) assessing the likelihood of achieving the forecasted revenue.
•	Utilizing professionals with specialized skills and knowledge in fair value measurements to assist in testing the accuracy of the Company’s calculation and assessing the reasonableness of the discount rate selected.

Elusys Acquisition - Valuation of Elusys Earn Out

As described in Notes 2 and 5 to the Company’s consolidated financial statements, the purchase consideration related to the acquisition of Elusys was approximately $42.9 million which included an earn out liability of $5.9 million. The earn out liability is measured at its estimated fair value as of the date of acquisition, with subsequent changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The earn out liability is measured using a discounted cash flow model utilizing significant unobservable inputs including future revenue projections and an estimated discount rate. At December 31, 2022, the Elusys earn out liability was remeasured to fair value of $5.3 million and the Company recorded a $0.6 million gain on the change in fair value of the earn out liability.

We identified the estimation of the fair value of the Elusys earn out liability as of the acquisition date and the balance sheet date to be a critical audit matter. The estimation of the earn out liability at each date required management to make complex judgments with respect to future revenue projections derived from the ANTHIM® formulation and discount rates. Auditing these assumptions required increased auditor judgement and effort, including the use of valuation specialists.

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the reasonableness of management’s judgments with respect to future revenue projections derived from the ANTHIM® formulation used to estimate the value of the earnout liability at each date by i) comparing forecasts of future revenues to historical performance of Elusys and ii) assessing the likelihood of achieving the forecasted revenue.
•	Utilizing professionals with specialized skills and knowledge in fair value measurements to assist in testing the accuracy of the Company’s calculation and assessing the reasonableness of the discount rate selected.

Goodwill Impairment Testing – Elusys Reporting Unit

As described in Notes 2, 5 and 8 to the Company’s consolidated financial statements, the Company recorded $3.6 million of goodwill in connection with the acquisition of Elusys. The Company tests goodwill for impairment at the reporting until level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company records a goodwill impairment charge if a reporting unit’s carrying value exceeds its fair value. During the fourth quarter of 2022, due to a sustained a decline in quoted market price of its common stock, the Company performed an interim impairment analysis over the Elusys reporting unit using the income approach. Through quantitative analysis, the Company determined the carrying value was not in excess of its estimated fair value and therefore no impairment charge was recorded.

We identified the determination of the fair value of the Elusys reporting unit as a critical audit matter. The estimation of the fair value of the reporting unit required management to make complex judgments with respect to the Company’s forecast of future cash flows within the reporting unit and a risk adjusted discount rate. Auditing these assumptions required increased auditor judgement and effort, including the use of valuation specialists.

The primary procedures we performed to address this critical audit matter included:

•	Evaluating the reasonableness of the cash flow assumptions used to estimate the fair value of the reporting unit by i) comparing forecasts of future revenues and operating expenses to historical results, and ii) assessing the likelihood of achieving the forecasted revenue.
•	Utilizing professionals with specialized skills and knowledge in fair value measurements to assist in testing the accuracy of the Company’s calculation and assessing the reasonableness of the discount rate selected.

Scorpius Lease

As described in Note 14 of the consolidated financial statements, in October 2021, the Company, through its subsidiary Scorpius BioManufacturing, Inc. (“Scorpius”), entered into a lease agreement for a facility to be used for general office, laboratory, research, analytical, and/or biomanufacturing purposes. The facility is being leased from a nonprofit entity investing in the building such that investments made by both the landlord and Scorpius may qualify for certain tax credits. Scorpius agreed that all investments and expenditures qualifying under the relevant tax credit programs would be purchased by the landlord and Scorpius would reimburse the landlord for these payments. As of December 31, 2022, Scorpius had reimbursed the landlord $24.3 million.  Scorpius recorded a finance lease right-of-use asset of $15.1 million and lease liability of $5.1 million for this lease.

We identified the accounting for the Scorpius lease as a critical audit matter. Accounting for the Scorpius lease required management to make significant judgements with respect to the fair value of the leased facility and its impact on lease classification, the identification of the accounting owner of investments made in the facility, the treatment of lease incentives related to the tax incentives received by the landlord, and the estimation of the incremental borrowing rate. Auditing these judgments required increased audit effort including involving professionals with specialized skills in technical lease accounting and valuation.

The primary procedures we performed to address this critical audit mater included:

•	Evaluating the Company’s accounting for the Scorpius lease based on the terms of the lease agreement, other relevant agreements related to the tax credits to be received by the landlord and the nature of the investments made in the facility.
•	Utilizing professionals with specialized knowledge and experience in technical lease accounting to assist in the identification of the accounting owner of the investments made in the facility and evaluation of the impact of the lease incentives on the determination of lease classification and overall accounting for the lease.
•	Utilizing professionals with specialized knowledge and skill in real estate valuations to assist in assessing the reasonableness of the Company’s estimation of the fair value of the underlying assets used in determination of the lease classification.
•	Utilizing professionals with specialized knowledge and skill in valuation to assist in assessing the reasonableness of the incremental borrowing rate estimated by management.

/s/ BDO USA, P.C.

We have served as the Company's auditor since 2012.

Raleigh, North Carolina

March 31, 2023 except for the effects of discontinued operations discussed in Note 18 as to which the date is December 19, 2023.

NIGHTHAWK BIOSCIENCES, INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021

Current Assets
Cash and cash equivalents	$3,191,714	$8,053,879
Short-term investments	35,837,309	88,324,922
Accounts receivable	81,456	66,049
Grant receivable	1,524,522	—
Prepaid expenses and other current assets	1,491,123	2,886,520
Current assets of discontinued operations	7,928,136	—
Total Current Assets	50,054,260	99,331,370

Property and Equipment, net	20,438,521	2,158,479

Intangible assets, net	—	3,500,000
Grant receivable, net of current	—	1,318,359
Operating lease right-of-use asset	5,866,261	1,782,884
Finance lease right-of-use asset	15,329,075	470,700
Other assets	260,011	12,193,540
Deposits	270,461	205,901
Non-current assets of discontinued operations	12,178,323	—
Total Assets	$104,396,912	$120,961,233

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$4,213,732	$922,782
Deferred revenue, current portion	1,585,808	—
Operating lease liability, current portion	397,855	350,343
Finance lease liability, current portion	301,048	260,574
Accrued expenses and other liabilities	1,916,601	2,419,676
Contingent consideration, current portion	—	593,037
Contingent consideration, related party - current portion	—	174,333
Current liabilities of discontinued operations	9,622,279	—
Total Current Liabilities	18,037,323	4,720,745

Long Term Liabilities
Other long-term liabilities	—	53,530
Derivative warrant liability	—	11,020
Deferred tax liability	—	215,937
Deferred revenue, net of current portion	32,500	35,000
Operating lease liability, net of current portion	3,079,887	1,060,856
Financing lease liability, net of current portion	5,520,034	255,429
Contingent consideration, net of current portion	—	1,990,118
Contingent consideration, related party	—	585,027
Non-current liabilities of discontinued operations	5,290,500	—
Total Liabilities	31,960,244	8,927,662

Commitments and Contingencies (Note 10 and Note 14)

Stockholders' Equity
Common stock, $0.0002 par value; 250,000,000 shares authorized, 25,661,488 and 25,649,824 shares issued and outstanding at December 31, 2022 and December 31, 2021	5,126	5,055
Additional paid-in capital	283,019,456	278,890,153
Accumulated deficit	(209,153,659)	(165,718,953)
Accumulated other comprehensive income (loss)	51,924	(67,941)
Total Stockholders' Equity - NightHawk Biosciences, Inc.	73,922,847	113,108,314
Non-Controlling Interest	(1,486,179)	(1,074,743)
Total Stockholders' Equity	72,436,668	112,033,571

Total Liabilities and Stockholders' Equity	$104,396,912	$120,961,233

See Notes to Consolidated Financial Statements

NIGHTHAWK BIOSCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss

	Year ended
	December 31,
	2022	2021
Revenue	$370,176	$2,112,806

Operating expenses:
Cost of sales	81,295	—
Research and development	20,223,495	16,455,278
Selling, general and administrative	20,130,546	16,828,229
Goodwill impairment loss	—	1,452,338
In-process research and development impairment	3,500,000	2,366,000
Change in fair value of contingent consideration	(3,342,515)	430,000
Total operating expenses	40,592,821	37,531,845

Loss from operations	(40,222,645)	(35,419,039)

Change in fair value of warrant liability	11,020	22,758
Interest income	987,247	—
Unrealized loss on available-for-sale securities	(1,701,428)	(842,538)
Other expense, net	(665,198)	692,038
Total non-operating loss	(1,368,359)	(127,742)

Net loss before income taxes from continuing operations	(41,591,004)	(35,546,781)
Income tax benefit	215,937	145,974
Net loss from continuing operations	(41,375,067)	(35,400,807)
Net loss from discontinued operations before income taxes	(5,560,130)	—
Income tax benefit from discontinued operations	3,073,000	—
Net Loss	(43,862,197)	(35,400,807)
Net loss - non-controlling interest	(427,491)	(329,339)
Net loss attributable to NightHawk Biosciences, Inc.	$(43,434,706)	$(35,071,468)

Net loss per share, basic and diluted - continuing operations	$(1.60)	$(1.41)
Net loss per share, basic and diluted - discontinued operations	(0.10)	—
Net loss per common share attributable to NightHawk Biosciences, Inc., basic and diluted	$(1.70)	$(1.41)

Weighted-average common shares outstanding, basic and diluted	25,606,326	24,913,942

Comprehensive loss:
Net loss	(43,862,197)	(35,400,807)
Unrealized gain on foreign currency translation	119,865	98,115
Total comprehensive loss	(43,742,332)	(35,302,692)
Comprehensive loss attributable to non-controlling interest	(427,491)	(329,339)
Comprehensive loss - NightHawk Biosciences, Inc.	$(43,314,841)	$(34,973,353)

See Notes to Consolidated Financial Statements

NIGHTHAWK BIOSCIENCES, INC.

Consolidated Statements of Stockholders’ Equity

				Accumulated
				Other		Total
	Common		Accumulated	Comprehensive	Non-Controlling	Stockholders
	Stock	APIC	Deficit	Gain (Loss)	Interest	Equity
Balance at December 31, 2020	$4,519	$247,048,349	$(130,647,485)	$(166,056)	$(745,404)	$115,493,923
ATM raise	420	26,303,862	—	—	—	26,304,282
Issuance of common stock from vesting of restricted stock awards	110	(110)	—	—	—	—
Stock issuance costs	—	(658,184)	—	—	—	(658,184)
Stock based compensation	—	6,168,981	—	—	—	6,168,981
Cancellation and payout of fractional shares	(3)	3	—	—	—	—
Issuance of restricted stock	3	(3)	—	—	—	—
Exercise of options	6	27,255	—	—	—	27,261
Other comprehensive loss	—	—	—	98,115	—	98,115
Net loss	—	—	(35,071,468)	—	(329,339)	(35,400,807)
Balance at December 31, 2021	5,055	278,890,153	(165,718,953)	(67,941)	(1,074,743)	112,033,571
Issuance of common stock from vesting of restricted stock awards	65	(65)	—	—	—	—
Common Stock Issuance ESPP	6	43,631	—	—	—	43,637
Stock based compensation	—	4,085,737	—	—	—	4,085,737
Exercise of options	—	—	—	—	16,055	16,055
Other comprehensive loss	—	—	—	119,865	—	119,865
Net loss	—	—	(43,434,706)	—	(427,491)	(43,862,197)
Balance at December 31, 2022	$5,126	$283,019,456	$(209,153,659)	$51,924	$(1,486,179)	$72,436,668

See Notes to Consolidated Financial Statements

NIGHTHAWK BIOSCIENCES, INC.

Consolidated Statements of Cash Flows

	For the Year Ended
	December 31,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(43,862,197)	$(35,400,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment loss	—	1,452,338
In-process R&D impairment loss	3,500,000	2,366,000
Depreciation and amortization	2,115,015	607,667
Amortization of intangible asset	1,030,625	—
Noncash lease expense	116,583	83,809
Noncash interest expense	—	21,970
Stock-based compensation	4,085,737	6,168,981
Change in fair value of common stock warrants	(11,020)	(22,758)
Change in fair value of contingent consideration	(3,452,015)	430,000
Unrealized loss on investments	1,701,443	842,538
Deferred tax liability	(3,288,937)	(145,974)
Increase (decrease) in cash arising from changes in assets and liabilities, net of acquisitions:
Accounts receivable	(15,967)	110,111
Grant receivable	(206,163)	(1,318,359)
Prepaid expenses and other current assets	58,656	(1,060,915)
Income tax refund receivable	443,968	—
Contract receivables	24,526,231	—
Inventory	5,844,000	—
Right-of-use assets	(12,158,238)	—
Other assets	12,233,529	(12,193,540)
Deposits	(64,560)	(83,122)
Accounts payable	3,299,326	(126,937)
Deferred revenue	1,583,308	(806,217)
Accrued expenses and other liabilities	(3,126,158)	929,023
Other long-term liabilities	(53,530)	17,286
Net Cash Used In Operating Activities	(5,700,364)	(38,128,906)

Cash Flows from Investing Activities
Purchase of short-term investments	(2,457,348)	(66,960,279)
Sale of short-term investments	53,243,519	78,635,257
Purchase of property and equipment	(20,117,998)	(1,904,713)
Disposal of property and equipment	388,103	—
Acquisition of Elusys Therapeutics, net of cash paid	2,719,899	—
Payment of contingent consideration	(22,784,571)	—
Net Cash Provided By Investing Activities	10,991,604	9,770,265
Cash Flows from Financing Activities
Proceeds from the issuance of common stock	59,692	26,304,282
Proceeds from the exercise of stock options	—	27,261
Stock issuance costs	—	(658,184)
Repayments of principal under finance lease	(231,633)	(183,010)
Payment of contingent consideration	(4,735,000)	—
Net Cash (Used In) Provided by Financing Activities	(4,906,941)	25,490,349

Effect of exchange rate changes on cash and cash equivalents	(3,624)	(9,719)
Net Increase (Decrease) in Cash and Cash Equivalents	380,675	(2,878,011)
Cash and Cash Equivalents – Beginning of the Year	8,053,879	10,931,890
Cash and Cash Equivalents – End of the Year	$8,434,554	$8,053,879
Supplemental Disclosure for Cash Flow Information:
Right-of-use assets obtained upon operating lease commencements	$6,348,346	$88,596
Right-of-use assets obtained (surrendered) upon operating lease modifications	$(81,752)	$37,767
Right-of-use assets obtained upon financing lease commencements	$15,477,515	$408,677
Right-of-use assets obtained due to financing lease modifications	$37,654	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable	$288,807	$—
Contingent and deferred cash consideration related to Elusys acquisition	$42,853,685
Reconciliation of cash and cash equivalents at December 31, 2022 and 2021
Cash and cash equivalents included in current assets of discontinued operations	$5,242,840	$—
Cash and cash equivalents of continuing operations	3,191,714	—
Total cash and cash equivalents	$8,434,554	$—

See Notes to Consolidated Financial Statements

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.        Organization

NightHawk Biosciences is a fully integrated biopharmaceutical company specializing in the end-to-end development, manufacturing, and commercialization of innovative medical countermeasures that combat unmet and emerging biothreats. Our ecosystem is driven by the discovery efforts of our subsidiary, Skunkworx Bio, Inc. (“Skunkworx”) and the bioanalytical, process development and biomanufacturing capabilities of our subsidiary, Scorpius Biomanufacturing, Inc. (“Scorpius”).

Scorpius pairs cGMP biomanufacturing and quality control expertise with cutting edge capabilities in immunoassays, molecular assays, and bioanalytical methods to support cell- and gene-based therapies as well as large molecule biologics. Scorpius decreases our dependence on third-party contract research and development biomanufacturing organizations (CDMOs) for the manufacture of ANTHIM® (obiltoxaximab) and other assets and allows us to be opportunistic in offering excess capacity to third parties as a fee-for-service model.  Our lead facility commenced operations in October 2022 in San Antonio, Texas.  Planning and development efforts are underway on a potential commercial manufacturing facility to be built in Manhattan, Kansas in the coming years.

During the past year, our priorities have shifted to our biomanufacturing capabilities resulting in a refocusing of our resources and efforts towards biodefense and biomanufacturing and away from our clinical-stage oncology assets including HS-110 and PTX-35.

Effective May 3, 2022, Heat Biologics, Inc. changed its name to NightHawk Biosciences, Inc. (the “Company”) by filing a Certificate of Amendment (the “Certificate of Amendment”) to its Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Discontinued Operations

In September 2023, the Company commenced the active marketing for the sale of  Elusys Therapeutics, Inc. (“Elusys”). Elusys was acquired in April 2022 and the business is comprised of our business of the clinical and commercial biodefense expertise.  The monoclonal antibody ANTHIM® (obiltoxaximab) received FDA approval and orphan drug exclusivity in 2016 for the treatment of inhalational anthrax in combination with antibiotics, and as a prophylaxis when alternative therapies are not available or are not appropriate. Additionally, ANTHIM® was approved in 2020 as the only licensed anthrax antitoxin treatment in the European Union (“EU”) and Canada, and in 2021 in the United Kingdom. Working closely with Biomedical Advanced Research and Development Authority (“BARDA”), the National Institute of Allergy and Infectious Disease (“NIAID”), and the Department of Defense (“DoD”), Elusys has successfully advanced ANTHIM® to the commercial stage and provides the therapeutic for inclusion in both the US Strategic National Stockpile (“SNS”) and the Public Health Agency of Canada Office of Emergency Response Services Depot.

2.        Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of NightHawk Biosciences, Inc., and its subsidiaries (“the Company”), Pelican Therapeutics, Inc. (“Pelican”), Heat Biologics I, Inc. (“Heat I”), Heat Biologics III, Inc. (“Heat III”), Heat Biologics IV, Inc. (“Heat IV”), Heat Biologics GmbH, Heat Biologics Australia Pty Ltd., Zolovax, Inc., Skunkworx Bio, Inc. (formerly known as Delphi Therapeutics, Inc.), Scorpius BioManufacturing, Inc. (“Scorpius”) (formerly Scorpion Biological Services, Inc), Blackhawk Bio, Inc., Abacus Biotech, Inc., and Elusys Therapeutics, Inc. (“Elusys”). The functional currency of the entities located outside the United States of America (the foreign entities) is the applicable local currency of the foreign entities. Assets and liabilities of the foreign entities are translated at period-end exchange rates. Statement of operations accounts are translated at the average exchange rate during the period. The effects of foreign currency translation adjustments are included in other comprehensive loss, which is a component of accumulated other comprehensive loss in stockholders’ equity. All significant intercompany accounts and transactions have been eliminated in consolidation. The December 31, 2022 and 2021 year-end financials include an 85% controlling interest in Pelican. NightHawk accounts for its less than 100% interest in the consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Accordingly, the Company presents non-controlling interest as a component of stockholders’ equity on its consolidated balance sheets and reports non-controlling interest net loss under the heading “net loss – non-controlling interest” in the consolidated statements of operations and comprehensive loss.

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The active marketing of the Elusys business represents a strategic shift that has a major effect on the Company’s operations and financial results. Accordingly, this transaction is accounted for as Discontinued Operations for all periods presented in accordance with Accounting Standards Codification (“ASC”) 205-20, Discontinued Operations. Unless indicated otherwise, the information in the notes to the Condensed Consolidated Financial Statements relates to continuing operations. See Note 18 for further discussion of the divestiture of the Elusys Business.

Restatement of Prior Quarterly 2022 Financial Statements (Unaudited)

During the preparation and review of its annual tax provision for the year ended December 31, 2022, it was determined that the Company made certain errors in the manner in which it recognized a deferred tax asset valuation allowance related to the acquisition of Elusys Therapeutics, Inc. (“Elusys”). Under ASC 740 – Income Taxes, the release of an acquirer’s valuation allowance on the acquirer’s (i.e., the Company’s) deferred tax assets in the amount of the acquired Elusys deferred tax liability (“DTL”) should be recorded as an income tax benefit and be reported as a component of net loss in the unaudited consolidated statement of operations and comprehensive loss. The DTL was recorded in the unaudited consolidated balance sheet at June 30, 2022 and September 30, 2022, however the DTL was not and should have been recorded as an income tax benefit within the unaudited consolidated statement of operations and comprehensive loss for the quarter ending June 30, 2022. This error resulted in net loss being overstated by $3.3 million for the three and six months ended June 30, 2022 and the nine months ended September 30, 2022.  In accordance with Staff Accounting Bulletin ("SAB") No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated these misstatements, and based on an analysis of quantitative and qualitative factors, determined that the impact of these misstatements was material to its interim reporting periods ended June 30, and September 30, 2022.

Accordingly, the Company has restated its unaudited consolidated financial statements for the interim reporting periods for the three- and six-months ended June 30, 2022, and three- and nine- months ended September 30, 2022, respectively, and has included that restated unaudited financial information within this annual report. There is no cumulative impact to the Company’s full-year 2022 financial statements as a result of this restatement. Restatement of amounts in previously filed unaudited quarterly financial statements are reflected in Note 17- Restatement of Interim Financial Statements. Because we are restating prior periods, we are also reflecting another immaterial adjustment related to an additional error that was identified during this process. The Company recorded a measurement period adjustment in the third quarter which reduced the acquired definite lived intangible asset value by approximately $1.5 million.  Given that the DTL is calculated using the acquired intangible asset value, the Company should have also adjusted the purchase price allocation by recording a decrease to goodwill of $0.3 million.  This also reduces the deferred tax assets utilized to offset the acquired DTL and thus increases the valuation allowance.   This is adjusted through a decrease in the income tax benefit recognized for the three and nine-months ended September 30, 2022 of $0.3 million. This is adjusted in the restated unaudited consolidated balance sheet at September 30, 2022 and the restated unaudited statement of operations and comprehensive loss for the quarter ending September 30, 2022.

Going Concern Uncertainty

The Company has an accumulated deficit of $209.2 million as of December 31, 2022 and a net loss of approximately $43.9 million for the year ended December 31, 2022 and has not generated significant revenue or positive cash flows from operations. The Company expects to incur significant expenses and continued losses from operations for the foreseeable future. The Company expects its expenses to increase in connection with its ongoing activities, particularly as the Company ramps up operations in its in-house bioanalytic, process development and manufacturing facility in San Antonio, TX, expands its infectious disease/biological threat program, and continues to support the development of, and commencement of operations at, a new biodefense-focused large molecule and biologics biomanufacturing facility in Manhattan, Kansas. As of December 31, 2022, a lease has not been executed for this Kansas facility. In addition, any new business ventures that the Company may engage in are likely to require commitments of capital. Accordingly, the Company will in the future need to obtain substantial additional funding in connection with its planned operations. Adequate additional financing may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate its research and development programs, any future commercialization efforts or the manufacturing services it plans to provide. To meet its capital needs, the Company intends to continue to consider multiple alternatives, including, but not limited to, additional equity financings such as sales of its

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

common stock under at-the-market offerings, debt financings, partnerships, grants, funding collaborations and other funding transactions, if any are available. As of December 31, 2022, the Company had approximately $39.0 million in cash and cash equivalents and short-term investments. The Company will need to generate significant revenues to achieve profitability, and it may never do so. Management has determined that there is substantial doubt about the Company's ability to continue as a going concern within one year after the consolidated financial statements are issued.

Risk and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of results of clinical trials and reaching milestones, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers.

The Company depends on third-party suppliers for key materials and services used in research and development, as well as manufacturing processes, and is subject to certain risks related to the loss of these third-party suppliers or their inability to supply adequate materials and services. The Company does not control the manufacturing processes of the contract development and manufacturing organizations, or CDMOs, with whom it contracts and is dependent on for the production of its therapeutic candidates in accordance with relevant regulations (such as current Good Manufacturing Practices, or cGMP), which include, among other things, quality control, quality assurance and the maintenance of records and documentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, useful lives of fixed assets, contingent consideration, valuation of goodwill and other intangible assets, income taxes, valuation of warrant liabilities, stock-based compensation, right-of-use assets and lease liabilities, and useful lives of intangible assets. Actual results may differ from those estimates.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation in the consolidated financial statements and accompanying notes to the consolidated financial statements including the IPR&D impairment, which was previously included in research and development expense and is now presented as a separate line item on the Company's consolidated statements of operations and comprehensive loss.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing  performance. To date, the Company has viewed the operations and managed the business as one segment.

Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities from the date of purchase of three months or less to be cash and cash equivalents.

Short-term Investments

The Company’s short-term investments consist of equity securities and are carried at fair value. Unrealized gains and losses on securities are reported in the consolidated statements of operations and comprehensive loss. The Company classifies marketable equity investments available to fund current operations as current assets on its consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Derivative Financial Instruments

The Company has issued common stock warrants in connection with the execution of certain equity financings. The fair value of the warrants, which were deemed to be derivative instruments, was recorded as a derivative liability under the provisions of ASC 815 Derivatives and Hedging because they are not considered indexed to the Company’s own stock. Subsequently, the liability is adjusted to fair value as of the end of each reporting period and the changes in fair value of derivative liabilities are recorded in the consolidated statements of operations and comprehensive loss under the caption “Change in fair value of warrant liability.”

The fair value of the warrants, including the warrants issued in connection with the January 2020 common stock offering and recorded as liability, was determined using the Monte Carlo simulation model, which is deemed to be an appropriate model due to the terms of the warrants issued.

Concentration of Credit Risk

At times, cash balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurable limits. The Company has never experienced any losses related to these balances. As of December 31, 2022, and 2021, cash amounts in excess of $250,000 were not fully insured. The uninsured cash balance as of December 31, 2022 was $7.8 million. The Company does not believe it is exposed to significant credit risk on cash and cash equivalents.

Property and Equipment

Property and equipment are stated at cost and are capitalized. Depreciation is calculated using the straight-line method and is based on estimated useful lives of five years for lab equipment, three years for computer equipment, eight years for furniture and fixtures and vehicles, and five to eight years for leasehold improvements.

Leases

The Company leases office space and certain equipment under non-cancelable lease agreements. The Company applies the accounting guidance in ASC 842, Leases. As such, the Company assesses all arrangements that convey the right to control the use of property, plant and equipment at inception to determine if it is, or contains, a lease based on the unique facts and circumstances present in that arrangement. For those leases identified, the Company determines the lease classification, recognition, and measurement at the lease commencement date. For arrangements that contain a lease the Company: (i) identifies lease and non-lease components; (ii) determines the consideration in the contract; (iii) determines whether the lease is an operating or financing lease; and (iv) recognizes lease Right of Use (“ROU”) assets and corresponding lease liabilities. Lease liabilities are recorded based on the present value of lease payments over the expected lease term. The corresponding ROU asset is measured from the initial lease liability, adjusted by (i) accrued or prepaid rents; (ii) remaining unamortized initial direct costs and lease incentives; and (iii) any impairments of the ROU asset.

Fixed lease payments on operating leases are recognized over the expected term of the lease on a straight-line basis. Variable lease expenses that are not considered fixed are expensed as incurred. Fixed and variable lease expense on operating leases is recognized within operating expenses within the accompanying consolidated statements of operations and comprehensive loss.

The interest rate implicit in the Company’s lease contracts is typically not readily determinable and as such, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, which represents an internally developed rate that would be incurred to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment.

Other Assets

In conjunction with a lease agreement further discussed in Note 14, Scorpius has made reimbursement payments to the lessor, Merchants Ice II, LLC, for costs incurred in conjunction with the leased site.  Merchants Ice II, LLC is a nonprofit entity investing in the building with the intention to encourage development of emerging technologies. As a result,

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investments made to the building could generate tax incentives under the New Market Tax Credit (“NMTC”) program. Scorpius agreed that all investments and expenditures qualifying under the NMTC (i.e., certain equipment and building improvements) would be purchased by Merchants Ice II, LLC to generate the largest possible tax incentive and Scorpius reimbursed Merchant Ice, LLC for these payments.

During the construction of the site, these payments were included in other assets on the consolidated balance sheets. On September 15, 2022, the lease commenced, and in accordance with ASC 842, the Company capitalized $13.2 million of payments to lab equipment and $10.2 million is included in the operating lease right-of-use asset.

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during each year. Fully diluted net loss per share is computed using the weighted average number of common shares and dilutive securities outstanding during each year. Dilutive securities having an anti-dilutive effect on diluted loss per share are excluded from the calculation.

Income Tax

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with ASC 740, Accounting for Income Taxes, the Company reflects in the financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. As of December 31, 2022 and 2021, the Company had no unrecognized income tax benefits and correspondingly there is no impact on the Company’s effective income tax rate associated with these items. The Company’s policy for recording interest and penalties relating to uncertain income tax positions is to record them as a component of income tax expense in the accompanying consolidated statements of operations. As of December 31, 2022 and 2021, the Company had no such accruals.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees and non-employee directors using a fair value method that requires the recognition of compensation expense for costs related to all stock-based payments, including stock options and restricted stock units. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. The fair value of restricted stock units is estimated based on the closing price of the Company’s stock on the date of grant, and for the purposes of expense recognition, the total new number of shares expected to vest is adjusted for forfeitures as they occur. The Company settles exercises of stock options with newly issued shares of its common stock.

Stock-based compensation costs are based on the fair value of the underlying option calculated using the Black-Scholes-Merton option pricing model on the date of grant for stock options and are recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, and expected term. The expected volatility rates are estimated based on average historical stock price volatility of its own data plus an analysis of reported data for a peer group of comparable companies that have issued stock options with substantially similar terms. The expected term for the years ended December 31, 2022 and 2021 represents the average time that options are expected to be outstanding based on the average of the vesting term and the contractual term of the option. We account for forfeitures as they occur. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero. The risk-free interest rate is based on the rate of U.S. Treasury securities with maturities consistent with the estimated expected term of the awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Net Loss Attributable to Non-controlling Interests

Net loss attributable to non-controlling interests is the result of the Company’s consolidation of subsidiaries of which it does not own 100%. In October 2018, the Company entered into an agreement with the University of Miami (“UM”) whereby UM exchanged its shares of stock in the Company’s subsidiaries, Heat I, Inc. and Pelican, a related party prior to acquisition, for 35,000 shares of the Company’s common stock. The stock exchange resulted in the Company owning 100% of Heat I, Inc. and increasing its controlling ownership in Pelican from 80% to 85%. The Company’s net loss attributable to non-controlling interests relates to the 15% ownership of Pelican that Heat does not own as of December 31, 2022 and 2021.

Deferred Revenue

Deferred revenue is comprised of an exclusive license agreement with Shattuck Labs, Inc. (“Shattuck”) and process development customer deposits received in advance of our fulfillment of performance obligations.

License Agreements

The Company has licensed certain provisional patent applications and know-how related to fusion proteins to treat cancer and other diseases that were not being developed by the Company. Shattuck paid the Company an initial license fee of $50,000 in June 2016 and is obligated to pay the Company fees upon its receipt of sublicensing income, achievement of certain milestones, and royalties upon sales of commercial products. In-as-much as the technology that the Company out-licensed is in the early stages of development and there is a low likelihood of success for any technology at such stage, there can be no assurance that any products will be developed by Shattuck or that the Company will derive any revenue from Shattuck.

Process Development

Process development deferred revenue generally represents customer payments received in advance of the Company’s fulfillment of performance obligations associated with the custom development of a manufacturing process and analytical methods for a customer’s product. As of December 31, 2022 there was $1.6 million of deferred revenue related to process development.

Revenue Recognition

The Company applies ASC 606, Revenue from Contracts with Customers. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price using the most likely method based on historical experience as well as applicable information currently available.

Product Sales

The Company recognizes revenue from product sales when its performance obligation with its customers has been satisfied. The performance obligation is satisfied at a point in time when the Company’s customers obtain control of the product, which is typically upon acceptance of the product at the delivery site. The Company invoices its customers after acceptance of the product and invoice payments are generally due within 30 days of the invoice date. The Company records

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

product sales net of any variable consideration, including refund rights. The Company uses the most likely amount method when estimating its variable consideration, unless terms are specified within contracts. The Company recognizes revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration received. The Company evaluates these estimates to reflect known changes.

Grant Revenue

The Company recognizes revenue related to the Cancer Prevention and Research Institute of Texas (“CPRIT”) contract, which is being accounted for under Accounting Standards Update (“ASU”) No. 2018-08, Not-For-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made, as a conditional non-exchange contribution.

The CPRIT grant covers the period from June 1, 2017 through May 31, 2022, for a total grant award of up to $15.2 million. CPRIT advances grant funds upon request by the Company consistent with the agreed upon amounts and schedules as provided in the contract. The first tranche of funding of $1.8 million was received in May 2017, a second tranche of funding of $6.5 million was received in October 2017, and the third tranche of funding of $5.4 million was received in December 2019. The remaining $1.5 million will be paid, on a reimbursement basis, after the Company has fulfilled every objective of the final goals of the grant. Funds received are reflected in deferred revenue as a liability until revenue is earned. Grant revenue is recognized when qualifying costs are incurred. When grant funds are received after costs have been incurred, the Company records revenue and a corresponding grants receivable until grant funds are received. As of December 31, 2022, all $15.2 million has been recognized.

On January 7, 2020, the Company was awarded a grant of up to $0.2 million from the National Institute of Allergy and Infectious Diseases, which is under the umbrella of the National Institutes of Health (“NIH”). The NIH grant provides funding for continued development of the Company’s technologies for PTX-35. The grant funds will be made available by the NIH to the Company as allowable expenses are incurred. For the year ended December 31, 2022, the Company incurred $0.04 million of allowable expenses, respectively, under the NIH grant and recognized the corresponding revenue. For the year ended December 31, 2021, the Company incurred approximately $0.03 million of allowable expenses under the NIH grant and recognized a corresponding amount of grant revenues.

Process development revenue

Process development revenue generally represents revenue from services associated with the custom development of a manufacturing process and analytical methods for a customer’s product. Process development revenue is recognized over time utilizing an output method by tracking the progress toward completion by measuring outputs to date relative to total estimated outputs needed to satisfy the performance obligation. Under a process development contract, the customer owns the product details and process, which has no alternative use. These process development projects are customized to each customer to meet its specifications and typically includes only one performance obligation. Each process represents a distinct service that is sold separately and has stand-alone value to the customer. The customer also retains control of its product as the product is being created or enhanced by our services and can make changes to its process or specifications upon request. Under these agreements, we are entitled to consideration for progress to date that includes an element of profit margin. As of December 31, 2022, the Company has not recognized any process development revenue.

Business Combinations

The accounting for our business combinations consists of allocating the purchase price to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values, with the excess recorded as goodwill. We have up to one year from the acquisition date to use information as of each acquisition date to adjust the fair value of the acquired assets and liabilities, which may result in material changes to their recorded values with an offsetting adjustment to goodwill. Determining the fair value of assets acquired and liabilities assumed requires significant judgment, which includes, among other factors, analysis of historical performance and estimates of future performance. In some cases, we have used discounted cash flow analyses, which were based on our best estimate of future revenue, earnings and cash flows as well as our discount rate, adjusted for risk (see Note 5).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill and Intangible Assets

The Company classifies intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. The Company determines the useful lives of definite-lived intangible assets after considering specific facts and circumstances related to each intangible asset. Factors the Company considers when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, and other economic facts; including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, primarily on a straight-line basis, over their estimated useful lives. Intangible assets that are deemed to have indefinite lives, including goodwill, are reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test for indefinite-lived intangibles, other than goodwill, consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount exceeds the fair value, an impairment charge is recognized in an amount equal to that excess. Indefinite-lived intangible assets, such as goodwill, are not amortized. The Company tests the carrying amounts of goodwill for recoverability on an annual basis or when events or changes in circumstances indicate a potential impairment exists, using a fair value-based test. The Company records a goodwill impairment charge if a reporting unit’s carrying value exceeds its fair value.

In-process research and development (“IPR&D”) assets are considered to be indefinite-lived until the completion or abandonment of the associated research and development projects. IPR&D assets represent the fair value assigned to technologies that the Company acquires, which at the time of acquisition have not reached technological feasibility and have no alternative future use. During the period that the assets are considered indefinite-lived, they are tested for impairment on an annual basis, or more frequently if the Company becomes aware of any events occurring or changes in circumstances that indicate that the fair value of the IPR&D assets are less than their carrying amounts. If and when development is complete, which generally occurs upon regulatory approval and the ability to commercialize products associated with the IPR&D assets, these assets are then deemed definite-lived and are amortized based on their estimated useful lives at that point in time. If development is terminated or abandoned, the Company may have a full or partial impairment charge related to the IPR&D assets, calculated as the excess of carrying value of the IPR&D assets over fair value. See Note 8 regarding impairment at December 31, 2022.

Contingent Consideration

Consideration paid in a business combination may include potential future payments that are contingent upon the acquired business achieving certain milestones in the future (“contingent consideration”). Contingent consideration liabilities are measured at their estimated fair value as of the date of acquisition, with subsequent changes in fair value recorded in the consolidated statements of operations and comprehensive loss. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, the estimated timing of milestone achievement, and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. The milestone payments will be made upon the achievement of milestones as well as royalty payments. Subsequent to the date of acquisition, the Company reassesses the actual consideration earned and the probability-weighted future earn-out payments at each balance sheet date. Any adjustment to the contingent consideration liability will be recorded in the consolidated statements of operations and comprehensive loss. Contingent consideration liabilities expected to be settled within 12 months after the balance sheet date are presented in current liabilities, with the non-current portion recorded under long term liabilities in the consolidated balance sheets. During the year ended December 31, 2022, $3.3 million of contingent consideration related to Pelican was written off as PTX-35 will not continue on to a Phase 2 trial (see Note 4).

Research and Development

Research and development costs associated with developmental products not yet approved by the FDA as well as costs associated with bringing developmental products into advanced phase clinical trials are expensed as incurred. These costs consist primarily of pre-manufacturing and manufacturing drug costs, clinical trial execution, investigator payments, license fees, salaries, stock-based compensation and related personnel costs. Other costs include fees paid to consultants and outside service providers related to the development of the Company’s product candidates and other expenses relating to the design, development, and testing and enhancement of its product candidates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Discontinued Operations

In accordance with ASC Subtopic 205-20, Presentation of Financial Statements: Discontinued Operations, a disposal of a component of an entity or a group of components of an entity (“disposal group”) is required to be reported as discontinued operations if the disposal group represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the disposal group meets held for sale criteria. Assets and liabilities of disposal group meeting discontinued operations treatment is presented separately as held-for-sale. At the same time, the results of all discontinued operations, less applicable income taxes, are reported as components of net loss separate from the net loss of continuing operations.

Assets classified as held for sale that are not sold after the initial one-year period are assessed to determine if they meet the exception to the one-year requirement to continue being classified as held for sale. The disposal group that is held for sale is the Elusys Therapeutics, Inc. subsidiary.

Impact of Recently Issued Accounting Standards:

The Company has evaluated issued ASUs not yet adopted and believes the adoption of these standards will not have a material impact on its consolidated financial statements.

3.        Short-Term Investments

Short-term investments consist of equity securities with a maturity of greater than three months and less than twelve months when acquired. The Company reports its securities at fair value as of December 31, 2022 and 2021. Unrealized losses on securities of $1.7 million and $0.8 million, respectively, are reported in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021. Short-term investments at December 31, 2022 and 2021 consisted of mutual funds with fair values of $35.8 million and $88.3 million, respectively.

4.        Fair Value of Financial Instruments

As a basis for determining the fair value of certain of the Company’s financial instruments, the Company utilizes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level I – Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level II – Observable inputs, other than Level I prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level III – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the entire fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The Company’s cash equivalents are classified within Level I of the fair value hierarchy.

As of December 31, 2022 and 2021, the fair values of cash and cash equivalents, accounts payable, and accrued expenses approximated their carrying values because of the short-term nature of these assets or liabilities. The Company’s short-term investments consist of Level I securities which are comprised of highly liquid money market funds. The estimated fair value of the short-term investments was based on quoted market prices. There were no transfers between fair value hierarchy levels during the years ended December 31, 2022 or 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The fair value of financial instruments measured on a recurring basis is as follows:

	As of December 31, 2022
Description	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$35,837,309	$35,837,309	—	—

	As of December 31, 2021
Description	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$88,324,922	$88,324,922	—	—
Liabilities:
Contingent consideration	3,342,515	—	—	3,342,515
Warrant liability	11,020	—	—	11,020

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The following table summarizes the change in fair value, as determined by Level 3 inputs, for all assets and liabilities using unobservable Level 3 inputs for the years ended December 31, 2022 and 2021:

	Pelican	Elusys
	Contingent	Contingent
	Consideration	Consideration
Balance at December 31, 2020	$2,912,515	$—
Change in fair value	430,000	—
Balance at December 31, 2021	$3,342,515	$—
Acquisition of Elusys	—	39,853,685
Payment of receivable consideration	—	(20,784,571)
Payment of inventory consideration	—	(4,735,000)
Payment of deferred cash consideration	—	(2,000,000)
Change in fair value	(3,342,515)	(109,500)
Reclassification to discontinued operations	—	(12,224,614)
Balance at December 31, 2022	$—	$—

The change in the fair value of the contingent consideration of ($3,342,515) and $430,000 for the years ended December 31, 2022 and 2021, respectively, was primarily due to the effect of the change in discount rate, probability of achieving milestones, passage of time on the fair value measurement and discontinuation of the PTX-35 trial, thus leading to the write-off of the Pelican contingent consideration. Adjustments associated with the change in fair value of contingent consideration are included in the Company’s consolidated statement of operations and comprehensive loss.

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements of contingent consideration classified as Level 3 (which have now been reclassified to liabilities of discontinued operations in our consolidated balance sheets) as of December 31, 2022 and 2021:

	As of December 31, 2022
	Valuation	Significant	Weighted Average
	Methodology	Unobservable Input	(range, if applicable)

Elusys Revenue earn-out	Discounted cash flow analysis	Timing of expected payments	2025-2036
		Discount rate	24.5%
		Future revenue projections	$325.9 million

Elusys Contract deferred consideration	Discounted cash flow analysis	Timing of expected payments	2023
		Discount rate	15.5%
		Future revenue projections	$7.6 million

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2021
	Valuation	Significant	Weighted Average
	Methodology	Unobservable Input	(range, if applicable)

Contingent Consideration	Probability weighted income approach	Milestone dates	2022-2031
		Discount rate	7.51%
		Probability of occurrence	4.9% to 75%

The following table presents quantitative information about the inputs used in the valuation for the Company’s fair value measurement of the warrant liability classified as Level 3 as of December 31, 2022 and 2021:

	December 31, 2022		December 31, 2021
Current stock price	$0.81		$3.04
Estimated volatility of future stock price	80.94%		133.13%
Risk free interest rate	4.75%		0.55%
Contractual term	0.90	years	1.90	years

The Company measures certain non-financial assets on a non-recurring basis, including goodwill and in-process R&D and definite lived intangibles. As a result of those measurements, during the year ended December 31, 2022, in-process R&D with a total carrying value of $3.5 million was fully impaired with an impairment charge of $3.5 million. The full impairment of the in-process R&D was a result of the Company deciding to terminate any further development of PTX-35, Pelican’s lead product candidate. During the year ended December 31, 2021, goodwill with a total carrying value of $1.5 million was written down and an impairment charge of $1.5 million was recorded. During the same period, in-process R&D with a total carrying value of $5.9 million was written down to its estimated fair value of $3.5 million and an impairment charge of $2.4 million. Impairment analysis requires significant judgments, including primarily the estimation of future development costs, the probability of success in various phases of its development programs, potential post-launch cash flows and a risk-adjusted weighted average cost of capital.

Assumptions related to future operating performance are based on management’s annual and ongoing budgeting, forecasting and planning processes and represent our best estimate of the future results of our operations as of a point in time. These estimates are subject to many assumptions, such as the economic environments in which we operate, demand for the products and competitor actions. Estimated future cash flows are discounted to present value using a market participant, weighted average cost of capital, which considers the risk inherent in the probability adjusted future cash flows from each product. The financial and credit market volatility directly impacts certain inputs and assumptions used to develop the weighted average cost of capital such as the risk-free interest rate, industry beta, debt interest rate and our market capital structure. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related goodwill impairments, if any.

5.        Acquisitions

Pelican Therapeutics

In 2017, the Company consummated the acquisition of 80% of the outstanding equity of Pelican, a related party, and Pelican became a majority owned subsidiary of the Company. During the quarter ended March 31, 2018, cash consideration of approximately $300,000 was distributed to the participating Pelican stockholders and the remainder of approximately $200,000 for certain Pelican liabilities not satisfied was recognized as other income in the statements of operations and comprehensive loss for the period. In October 2018, the Company entered into an agreement with the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

University of Miami (“UM”) whereby UM exchanged its shares of stock in the Company’s subsidiaries, Heat I, Inc. and Pelican. The stock exchange resulted in Heat increasing its controlling ownership in Pelican from 80% to 85%.

Under the agreement, the Company was also obligated to make future payments based on the achievement of certain clinical and commercialization milestones, as well as low single digit royalty payments and payments upon receipt of sublicensing income. However, due to the discontinuation of PTX-35 no future milestone payments are expected to be made. The goodwill and in-process R&D resulting from the acquisiton were fully impaired as of December 31, 2022 (see Note 8).

Elusys Therapeutics

On April 18, 2022 (“Closing Date”), the Company closed on the acquisition of Elusys. NightHawk paid at the closing a cash upfront payment of $3,000,000 to the former owners (“Sellers”) of Elusys. NightHawk is obligated to pay the Sellers $2,000,000 of deferred cash consideration (“Merger Consideration”) at the same time that the payment of the receivable consideration is to be distributed to the Sellers as described below, which was paid in the second quarter of 2022. Earn out payments will be paid to the sellers for a period of 12 years from the date of the closing equal to 10% of the gross dollar amount of payments received during each one year period during such twelve year period with respect to any sale, license or commercialization anywhere in the world of ANTHIM® that either: (a) occurs during the first nine years after the closing date in any respect; or (b) occurs thereafter pursuant to any contract, agreement, commitment or order that is placed, granted, awarded, or entered into during the first nine years after the Closing Date.

Per the Merger Agreement, upon collection of the Elusys contract receivables of $24.5 million, NightHawk will remit payment of $22.3 million (the “Receivable Consideration”) to the Sellers. In April 2022, $20.8 million was remitted to the sellers less a hold back of $1.5 million related to future fulfillment cost. Elusys is expected to receive additional revenue from the future fulfillment of an existing U.S. Government contract, and NightHawk has agreed to fulfill the future obligations of Elusys under such contract and pass through and distribute to the Sellers the payments received under such contract minus the costs associated with such fulfillment obligations, subject to certain adjustments to the Merger Consideration specified in the Merger Agreement, including income taxes payable with respect to such payments (the “Contract Deferred Consideration”). The Merger Agreement further provides that 80% of any amounts paid to and received by Elusys (the “Additional Earn Out”) after the Closing Date and prior to June 30, 2023, shall be paid to the Sellers, subject to certain adjustments specified in the Merger Agreement.

The Company acquired Elusys to expand its role in the biodefense space, complementing NightHawk’s focus to target emerging biological threats. NightHawk plans to leverage Elusys’ existing relationships and distribution channels. In addition, NightHawk expects to leverage the capabilities of its planned Scorpius biomanufacturing facility in Manhattan, Kansas, which will enable the Company to manufacture these therapies internally and therefore benefit from significant operating synergies, as well as enhanced oversight, quality control, and speed to market.  The Company is also exploring opportunities to expand ANTHIM® distribution abroad. The acquisition is aligned with NightHawk’s vision to establish a fully-integrated ecosystem to deliver medical innovations faster, better, and more efficiently.

The fair value of the purchase consideration was approximately $42.9 million. The purchase consideration consists of $3.0 million in cash and $2.0 million in deferred cash consideration, and the preliminary estimated fair value of the contingent and deferred consideration liabilities related to the receivable consideration, contract deferred consideration, earn out and additional earn out totaling $37.9 million. The preliminary valuation of the contract deferred consideration and earn out liabilities were valued using a discounted cash flow analysis that utilized discount rates of 24% and 14%, respectively. The preliminary value of the additional earn out liability was calculated as 80% of the estimated gross sales price of 1,500 pre-filled vials of ANTHIM®, less estimated fulfillment costs to be incurred. The value of the receivable consideration was equal to the value of the contract receivablesacquired, less holdback expenses, as this liability was settled within 30 days of the Closing Date.

The acquisition of Elusys was accounted for as a business combination and reflects the application of acquisition accounting in accordance with ASC 805, Business Combinations. The acquired Elusys’ assets, including identifiable intangible assets and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The recognition of goodwill is largely attributed to the value paid for Elusys’ capabilities, which will

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broaden NightHawk’s role in the biodefense space. The goodwill recorded for this transaction is valued at $3.3 million and will be deductible for tax purposes over 15 years.

The preliminary purchase price of $42.9 million has been allocated to the underlying assets and liabilities based on their estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was recorded as goodwill. As we are still in the process of reviewing the fair value of the assets acquired and liabilities assumed, the purchase price allocation for Elusys is not complete as of December 31, 2022. In accordance with ASC 805, Business Combinations, we will finalize our purchase price allocation within one year of the acquisition date.

As discussed in Note 18, the assets and liabilities of Elusys have been reclassified to assets and liabilities of discontinued operations as of and for the year ended December 31, 2022.

The following table highlights the components of the purchase consideration:

Aggregate consideration:
Cash consideration	$3,000,000
Deferred cash consideration	2,000,000
Earn out	5,900,000
Additional earn out	4,735,000
Receivable consideration	22,318,685
Contract deferred consideration	4,900,000
Total purchase consideration	$42,853,685

The preliminary purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed as of the closing date based on their respective estimated fair values summarized below:

Purchase price allocation:
Cash and cash equivalents	$5,719,899
Contract receivables	24,526,232
Prepaid expenses and other current assets	1,818,278
Inventory	5,844,000
Intangible asset – definite-lived (Note 8)	9,700,000
Property and equipment	50,224
Operating lease right of use assets	352,906
Other assets	326,249
Total assets acquired	48,337,788
Accounts payable	(204,794)
Accrued expenses and other current liabilities	(5,155,363)
Operating lease obligations	(352,906)
Deferred income tax liability	(3,073,000)
Total liabilities assumed	(8,786,063)
Net assets acquired and liabilities assumed	39,551,725
Goodwill	3,301,960
Total purchase consideration	$42,853,685

The above allocation of the purchase price is based upon certain preliminary valuations and other analyses that have not been finalized as of the date of this filing. Any changes in the estimated fair values of the purchase consideration and of the net assets recorded for this business combination upon the finalization of more detailed analyses of the facts and circumstances that existed at the date of the transaction may change the amount and allocation of the purchase price. As such, the allocations for this transaction are preliminary estimates including deferred taxes, which may be subject to change within the measurement period.

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During the three months ended September 30, 2022 the Company recognized a measurement period adjustment as a result of a change in forecast that related to the estimate of acquired assets resulting in a $1.5 million decrease in intangible assets, a $0.3 million decrease in the deferred tax liability and a $1.2 million decrease in goodwill. There were no other measurement period adjustments during the year.

In connection with the acquisition, the Company incurred one-time expenses consisting primarily of legal fees, accounting fees and consultant fees. For the year ended December 31, 2022, the Company incurred approximately $0.6 million of acquisition costs related to the Elusys transaction, which are included in general and administrative expenses in the consolidated statements of operations.

The revenue and net loss from the Elusys acquisition are included within the net loss from discontinued operations before income taxes line item in the consolidated statements of operations and comprehensive loss. See Note 18.  Upon achievement of the next milestone payment event, contingent consideration of $5.4 million is expected to be paid to Elusys’ shareholders by June 30, 2023.

Unaudited pro forma financial information has been omitted because the Elusys operations are reflected as a discontinued operation.

6.        Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at:

	December 31,	December 31,
	2022	2021
Prepaid manufacturing expense	$91,477	$563,280
Other prepaid expenses and current assets	1,132,502	460,030
Prepaid insurance	201,252	704,650
Prepaid preclinical and clinical expenses	65,892	1,158,560
	$1,491,123	$2,886,520

7.        Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives ranging generally from three to eight years. Expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment consisted of the following at:

	December 31,	December 31,
	2022	2021
Lab equipment	$18,060,058	$3,178,855
Leasehold improvements	2,486,329	22,563
Construction-in-process	2,053,335	309,620
Computers	502,084	85,071
Furniture and fixtures	245,770	66,106
Vehicles	44,562	—
Total	23,392,138	3,662,215
Accumulated depreciation	(2,953,617)	(1,503,736)
Property and equipment, net	$20,438,521	$2,158,479

Depreciation expense totaled $1.8 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.

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8.        Goodwill and other intangible assets

The Company performs an annual impairment test at the reporting unit level as of April 1st of each fiscal year or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. As of April 1, 2022, the Company qualitatively assessed whether it is more likely than not that the respective fair value of the Company’s reporting units (NightHawk, Pelican, Elusys and Scorpius) were less than its carrying amount, including goodwill.

Pelican Goodwill and In-Process R&D

Goodwill of $2.2 million and in-process R&D of $5.9 million were recorded in connection with the acquisition of Pelican, as described in Note 4 and have been allocated to the Pelican reporting unit. During the fourth quarter of 2021, due to a sustained decline in the quoted market price of its common stock, the Company performed an interim impairment analysis using the income approach and in-process R&D with a total carrying value of $5.9 million was written down to its estimated fair value of $3.5 million and an impairment charge of $2.4 million during the fourth quarter of 2021 was recorded and goodwill in the amount of $1.5 million was fully impaired. During the third quarter of 2022, the Company elected to terminate any further development of PTX-35. As a result of the termination, the in-process R&D affiliated with PTX-35, in the amount of $3.5 million, has been fully impaired.

Elusys Goodwill and Intangible Assets

Goodwill of $3.3 million and an intangible asset of $9.7 million was recorded in connection with the acquisition of Elusys which has been allocated to the Elusys reporting unit. During the fourth quarter of 2022, due to a sustained decline in the quoted market price of its common stock, the Company performed an interim goodwill impairment analysis using the income approach. However, through its quantitative analysis, the Company determined the carrying value was not in excess of its estimated fair value and therefore no impairment charge was recorded at December 31, 2022. Elusys’ intangible asset relates to the ANTHIM® formulation and was amortized over its remaining patent life of approximately 80 months.

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The following table provides the Company’s goodwill, in-process R&D, and intangible assets as of December 31, 2022 and 2021.

		In-process	Intangible
	Goodwill	R&D	Assets
Balance at December 31, 2020	$1,452,338	$5,866,000	$—
Impairment	(1,452,338)	(2,366,000)	—
Balance at December 31, 2021	—	3,500,000	—
Impairment	—	(3,500,000)	—
Acquisition of Elusys Therapeutics	5,067,748	—	11,200,000
Measurement period adjustments	(1,765,789)	—	(1,500,000)
Amortization	—	—	(1,030,625)
Reclassified to discontinued operations	(3,301,959)	—	(8,669,375)
Balance at December 31, 2022	$—	$—	$—

.

9.        Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following at:

	December 31,	December 31,
	2022	2021
Compensation and related benefits	$491,191	$459,178
Accrued preclinical and clinical trial expenses	953,252	955,013
Accrued manufacturing expenses	6,133	179,173
Other expenses	426,025	631,312
Accrued franchise tax	40,000	195,000
	$1,916,601	$2,419,676

10.        Commitments and Contingencies

License Agreements

●     University of Miami

●	Beginning in 2008, the Company has entered into various agreements with the University of Miami (“UM”) for intellectual and tangible property rights relating to the ImPACT®, technology activities (“License Agreement 03-31, 05-39” and “License Agreement 97-14”, or collectively “License Agreements”). These license agreements were subsequently assigned to the Company’s subsidiary Heat Biologics I, Inc. (“Heat I”) which issued to UM shares of its common stock representing 7.5% of its common stock. The term of the License Agreements is the length of the last to expire patent, unless terminated earlier.
●	The Company agreed to make minimum royalty payments of $10,000 for three years beginning in 2010 that are due on the anniversary date of the agreement for License Agreement 97-14. Beginning in 2013, and thereafter for the life of the agreement, the minimum royalty payment shall be $20,000 due on the same date. In July 2016, the Company and UM entered into an amendment which replaced the milestone payment of $250,000 by approval of a Biologics License Application (“BLA”) for the lung cancer vaccine with a payment of $500,000 upon approval of a New Drug Application (“NDA”) for a lung cancer vaccine covered by Patent Rights.
●	In August 2009, Heat I and UM entered into a second amendment (“Amendment 2”) to License Agreement UMSS-114A to extend the foregoing payment due dates for all past due license fees and patent costs.

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●	On February 18, 2011, Heat I entered into a license agreement (“SS114A”) with UM to obtain additional technology related to License Agreement 97-14. Heat I agreed to reimburse UM for all past patent costs of $37,381. As partial consideration for SS114A, Heat I agreed to grant back certain exclusive rights to UM.
●	In addition, Heat entered into an agreement for “Modified Heat Shock Proteins-Antigenic Peptide Complex” with UM in September 2014 for a cancer cell line where UM agreed not to license the cell line to third parties while the Company is in good standing and in compliance of its patent license agreements with UM relating to our ImPACT® platform. There is no financial obligation on the Company’s part under the arrangement.
●	On October 25, 2016, the Company entered into an exclusive license agreement with UM for the license and development of intellectual property related to its gp96 platform to target the Zika virus and other infectious diseases. As consideration for the rights granted in this license agreement the Company is obligated to pay UM an upfront license fee of $20,000 and nominal annual maintenance fees over the initial ten years that total $82,000 and increasing thereafter. The Company is obligated to pay royalties equal to a percentage (mid-single digits) of net sales of products covered by the patent-related rights, subject to reduction if additional licenses from third parties are required to commercialize licensed products.
●	On December 7, 2020, the Company entered into separate amendments to its existing three license agreements with the University of Miami to extend to December 31, 2025, the date by which the University of Miami may terminate the license agreements if by such date the Company will not have introduced a licensed product into the commercial marketplace in one of the three major markets (European Union, Japan and the United States) or will not have made best efforts to achieve the same. The three license agreements so amended are: (i) License Agreement (UMSS-114 (previously UM 97-14)) between the University of Miami and Heat Biologics, Inc. effective July 11, 2008, (ii) License Agreement (D-107) between the University of Miami and Heat I, Inc. effective February 18, 2011, and (iii) License Agreement (UMSS-114A) between the University of Miami and Heat I, Inc. effective February 18, 2011.

●      University of Miami - Pelican

●	For each agreement, the Company agreed to make minimum royalty payments of $10,000 for three years beginning in 2010 due on the anniversary date of the agreements to the University of Miami. Beginning in 2013, and thereafter for the life of the agreements, the minimum royalty payments shall be $20,000 due on the same date.

License 0331, 0539:

●	Pelican is obligated to make milestone payments as follows: $150,000 due upon submission and approval of an IND and the completion of a Phase 1 clinical trial and $250,000 due upon the earlier of May 2024 or approval of an NDA. The Company has the right to terminate this Agreement without obligation for future unpaid milestones.
●	In August 2009, Pelican and UM entered into a second amendment (“Amendment 2”) to License Agreement 0331, 0539 to extend the foregoing payment due dates for all past due license fees and patent costs.
●	In February 2010, Pelican and UM entered into a third amendment (“Amendment 3”) to License Agreement 0331, 0539 to grant back to UM a certain nonexclusive license. In all other respects, the original agreement remained the same.
●	In October 2010, Pelican and UM entered into a fourth amendment (“Amendment 4”) to License Agreement 0331, 0539 to grant to the licensor a nonexclusive license right for certain technology as research reagents and research tools.

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License I176:

●	On December 12, 2010, Pelican entered into another license agreement (“I176”) with UM for one component of complimentary technology to the July 11, 2008 agreement. Pelican agreed to pay UM a license fee of $50,000 and a reimbursement of $15,797 for past patent fees. Pelican also agreed to make a minimum royalty payment of $10,000 during 2012 through 2014 and then $20,000 every year thereafter. Pelican is obligated to make milestone payments as follows: $150,000 due upon submission and approval of an IND and the completion of a Phase 1 clinical trial and $500,000 due upon the earlier of May 2024 or approval of an NDA. The Company has the right to terminate this Agreement without obligation for future unpaid milestones.
●	In August 2012, Pelican and UM entered into a second amendment (“I176 Amendment 2”) to License Agreement I176 to extend the foregoing payment due dates for all past due license fees and patent costs.
●	On December 7, 2020, the Company entered into a separate amendment to License Agreement (UMI-176) between the University of Miami and Heat Biologics, Inc. effective December 12, 2010, to extend to December 31, 2025, the date by which the University of Miami may terminate the license agreements if by such date the Company will not have introduced a licensed product into the commercial marketplace in one of the three major markets (European Union, Japan and the United States) or will not have made best efforts to achieve the same.

●      Other License Agreements

●	On April 12, 2011, the Company entered into a non-exclusive evaluation and biological material license agreement with a not-for-profit corporation for evaluation and production of vaccines. In consideration for the licenses, the Company agreed to pay the not-for-profit corporation a fee of $5,000 and $50,000, respectively. The Company has the option to renew the license once the original term has expired. Milestone payments are due upon certain events agreed upon by Heat and the not-for-profit corporation. In December 2015, the Company amended the evaluation and biological material license agreement to add additional cell lines in exchange for a one-time payment of $1,000.
●	On August 30, 2010, the Company entered into an option agreement with the University of Michigan (“University”) to acquire the right to negotiate an exclusive license for certain materials which include cancer cells and all unmodified derivatives of these cells. An option fee of $2,000 was paid on September 8, 2010 to grant a period of nine months for this consideration. In July 2011, the Company exercised the option to acquire the license for $10,000.
●	In June 2016, the Company entered into an exclusive license agreement with Shattuck Labs, Inc. (“Shattuck”) pursuant to which the Company licensed certain provisional patent applications and know-how related to fusion proteins to treat cancer and other diseases that were not being developed by us. Shattuck paid the Company an initial license fee of $50,000 and is obligated to pay the Company fees upon its receipt of sublicensing income, achievement of certain milestones and royalties upon sales of commercial products. Inasmuch as the technology that the Company out-licensed is in the early stages of development and there is a low likelihood of success for any technology at such stage, there can be no assurance that any products will be developed by Shattuck or that the Company will derive any revenue from Shattuck.
●	On December 31, 2020, Zolovax, Inc. (“Zolovax”), a wholly-owned subsidiary of Heat Biologics, Inc. entered into an Exclusive License Agreement with the University of Miami for the license and development of a portfolio of patents leveraging its UMIP-510 platform to target the COVID-19 virus and other infectious diseases. The License Agreement grants Zolovax exclusive, worldwide rights to research, develop, make, use or sell Licensed Products (as defined in the License Agreement) based upon patent-related rights. The term of the license is the later of the length of the last to expire patent or fifteen (15) years from the date of the first sale of a Licensed Product unless terminated earlier. As consideration for the rights granted in the

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License Agreement, Zolovax paid an upfront fee of $2,500, is obligated to pay certain annual payments and to pay royalties equal to a percentage (in the low-to-mid single digits) of net sales of Licensed Products. These royalty rates are subject to reduction if additional license rights from third parties are required to commercialize the Licensed Products.

Future minimum royalty payments by the Company for licenses as of December 31, 2022 are as follows (in thousands):

Year ended December 31,
2023	$74,000
2024	775,000
2025	25,000
2026	50,000
Total	$924,000

Manufacturing Commitments

We relied on Lonza, a third party manufacturer, to produce our commercial quantities of our ANTHIM® substance requirements. We had firm orders with Lonza for future purchases of drug substance, with remaining total non-cancellable future commitments of approximately $53.0 million through 2025. If we terminate certain firm orders with Lonza without cause, we will be required to pay for drug substance scheduled for manufactureunder our arrangement. This commitment solely relates to the Elusys business unit and is not a commitment of the company’s continuing operations.

11.        Revenue

Product Sales

On April 19, 2022, Elusys entered into a contract with Public Works and Government Services of Canada to deliver 3,000 vials of ANTHIM® for treatment of inhalational anthrax due to Bacillus anthrax. The total contract award is $6.0 million with a delivery date on or before September 30, 2022. This order was fulfilled on September 13, 2022 for the total contract amount of $6.0 million. This sale has been included as a component of the loss from discontinued operations before income taxes in the consolidated statements of operations and comprehensive loss.

Grant Revenue

In June 2016, Pelican entered into a cancer research grant contract (“Grant Contract”) with CPRIT, under which CPRIT awarded a grant not to exceed $15.2 million for use in developing cancer treatments by targeting a novel T-cell costimulatory receptor (namely, DR3/TNFRSF25). The Grant Contract initially covered a period from June 1, 2016 through November 30, 2019, as amended, was extended to May 30, 2022. The first tranche of funding of $1.8 million was received in May 2017, a second tranche of funding of $6.5 million was received in October 2017, and a third tranche of funding of $5.4 million was received in December 2019. The remaining $1.5 million will be awarded on a reimbursement basis after we have fulfilled every requirement of the grant and the grant has been approved to be finalized. As of December 31, 2022, all $15.2 million has been recognized.

The grant is subject to customary CPRIT funding conditions including a matching funds requirement where Pelican will match $0.50 for every $1.00 from CPRIT. Consequently, Pelican is required to provide $7.6 million in matching funds over the life of the project. Upon commercialization of the product, the terms of the grant require Pelican to pay tiered royalties in the low to mid-single digit percentages. Such royalties reduce to less than one percent after a mid-single-digit multiple of the grant funds have been paid to CPRIT in royalties.

Through December 31, 2022, $15.2 million of grant funding received to date has been recognized as revenue. As of December 31, 2022, we had a grant receivable balance of $1.5 million for CPRIT proceeds not yet received but for which the costs had been incurred or the conditions of the award had been met. At the conclusion of the grant the Company will

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be subject to an audit by CPRIT before the final grant payment can be approved and distributed. The Company believes this will not be finalized until the end of 2023.

12.        Stockholders’ Equity

Authorized Capital

NightHawk has authorized 10,000,000 shares of Preferred Stock (par value $0.0001) as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, there were no outstanding shares of Preferred Stock.

NightHawk had 250,000,000 shares of common stock (par value $0.0002) authorized as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, 25,661,488 and 25,649,824 common stock shares were issued and outstanding.

At-The-Market-Offering

From January 1, 2021 to December 31, 2021 the Company sold 2,106,027 shares of common stock under the Common Stock Sales Agreement, and the Amended and Restated Common Stock Sales Agreement, at an average price of approximately $12.18 per share, raising aggregate net proceeds of approximately $25.6 million, after deducting an aggregate commission up to 3%. No shares of common stock were sold under the Common Stock Sales Agreement, or the Amended and Restated Common Stock Sales Agreement during the year ended December 31, 2022.

Common Stock Warrants

In connection with the November 26, 2018 public offering, the Company issued 657,142 common stock warrants each of which are exercisable for one share of common stock. The common stock warrants have an exercise price of $11.55 per share and expire five years from the issuance date. The warrants have been accounted for as equity instruments.

In connection with the May 7, 2018 public offering, the Company issued 1,357,142 pre-funded warrants and 1,026,785 common stock warrants each of which are exercisable for one share of common stock. The pre-funded warrants had an exercise price of $0.07 per share and as of December 31, 2019 all pre-funded warrants have been exercised. The common stock warrants have an exercise price of $11.09 per share and expire five years from the issuance date. The warrants have been accounted for as equity instruments.

In January 2021, the Company issued 31,000 common stock warrants each of which are exercisable for one share of common stock. The common stock warrants have an exercise price of $5.78 per share and expire two years from the issuance date. The warrants have been accounted for as equity instruments.

During the year ended December 31, 2022, no common stock warrants have been issued, exercised, exchanged, or expired. During the year ended December 31, 2021, 31,000 warrants were issued and no common stock warrants were exercised or exchanged and 42,556 common stock warrants expired.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company has a total of 747,383 warrants outstanding at a weighted average exercise price of $11.06 to purchase its common stock as of December 31, 2022. These warrants are summarized as follows:

Issuance Date	Number of Shares	Exercise Price	Expiration Date
5/7/2018	403,025	$11.09	5/8/2023
11/26/2018	313,358	$11.55	11/26/2023
1/28/2021	31,000	$5.78	1/28/2023

Equity Compensation Plans

2009 Stock Incentive Plan

In 2009, the Company adopted the Heat Biologics, Inc. 2009 Stock Option Plan (the “2009 Plan”), under which stock options to acquire 21,739 common shares could be granted to key employees, directors, and independent contractors. Under the 2009 Plan, both incentive and non-qualified stock options could be granted under terms and conditions established by the Board of Directors. The exercise price for incentive stock options was the fair market value of the related common stock on the date the stock option was granted. Stock options granted under the 2009 Plan generally have terms of 10 years and have various vesting schedules.

The Company amended the 2009 Stock Option Plan and all related addendum agreements in April 2011. This second amendment increased the number of shares available for issuance from 21,739 to 65,217. The Company amended the 2009 Plan to increase the number of shares available for issuance to 86,957. The 2009 Plan expired in September 2019, however all options outstanding at the time of expiration remained outstanding and exercisable by their term. As of December 31, 2022 and 2021, there were 1,135 and 2,622 stock options outstanding under the 2009 Plan, respectively.

2014 Stock Incentive Plan

In June 2014, the stockholders approved the Heat Biologics, Inc. 2014 Stock Option Plan (the “2014 Plan”), under which the Company is authorized to grant 50,000 awards in the form of both incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the 2014 Plan. In 2015, the stockholders approved an amendment to the Plan to increase the number of shares by 60,000 and in 2016, the stockholders approved an amendment that allowed the Company to grant up to 300,000 awards in total. As of December 31, 2022 and 2021, there were 17,385 and 21,368 stock options outstanding under the 2014 Plan, respectively.

2017 Stock Incentive Plan

In June 2017, the stockholders approved the Heat Biologics, Inc. 2017 Stock Incentive Plan (the “2017 Plan”), under which the Company is authorized to grant 500,000 awards in the form of both incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the 2017 Plan. As of December 31, 2022 and 2021 there were 31,018 and 38,227 stock options outstanding under the 2017 Plan, respectively.

2018 Stock Incentive Plan

In October 2018, the stockholders approved the Heat Biologics, Inc. 2018 Stock Incentive Plan (the “2018 Plan”), under which the Company is authorized to grant 571,428 awards in the form of both incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the 2018 Plan. At our 2019 Annual Meeting of Stockholders, the stockholders approved an amendment to the 2018 Plan to increase the number of shares by 571,428. As of December 31, 2022 and 2021 there were 6,955,758 and 2,847,755 stock options outstanding under the 2018 plan, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2021 Subsidiaries Stock Incentive Plan

In July 2021, the stockholders approved the Company’s 2021 Subsidiaries Stock Incentive Plan (the “SSIP”) which allows for the grant of equity interests in subsidiaries of the Company including Skunkworx, Scorpius, Abacus, Blackhawk  and other newly formed subsidiaries of the Company that adopt the SSIP by resolution of their Board of Directors. On August 2, 2021, the Board of Directors, the Compensation Committee and the Boards of Directors of Skunkworx, Scorpius, Abacus and Blackhawk granted to Jeff Wolf, Chief Executive Officer, an option under the SSIP to purchase 10,526, 10,638, 10,526 and 10,526 shares of common stock of Skunkworx, Scorpius, Abacus and Blackhawk, respectively, and to William Ostrander, Chief Financial Officer, an option under the SSIP to purchase 2,127 shares of common stock of Scorpius. In addition, at its 2022 Annual Meeting for Stockholders, the stockholders approved adding Elusys as a participating subsidiary in the SSIP and increasing the numbers of shares that each participating subsidiary may issue under the SSIP. As of December 31, 2022 and 2021 there were 31,578 and 44,343 stock options outstanding under the 2021 SSIP plan, respectively.

2021 Employee Stock Option Plan

The ESPP was approved at the Company’s annual meeting of stockholders in September 2021. The ESPP currently authorizes an aggregate of 500,000 shares of common stock to be purchased. The ESPP allows employees to purchase shares of common stock of the Company at each purchase date through payroll deductions of up to a maximum of 15% of their compensation, at 85% of the lesser of the market price of the shares at the time of purchase or the market price on the beginning date of an option period. At December 31, 2022, there were 488,336 shares available for issuance under the ESPP.

There are 547,763 stock options remaining available for grant under the 2014 Plan, 2017 Plan, 2018 Plan and 2021 Plans (collectively, the “Plans”). The following table summarizes the components of the Company’s stock-based compensation included in net loss:

	For the years ended
	December 31,
	2022	2021
Employee stock options	$2,782,694	$1,136,843
Non-employee stock options	1,114,894	1,294,279
Employee stock awards	169,571	2,903,463
Non-employee stock awards	18,578	834,396
	$4,085,737	$6,168,981

Accounting for Stock-Based Compensation:

Stock Compensation Expense - For the years ended December 31, 2022, and 2021, we recorded $4,085,737, and $6,168,981 of stock-based compensation expense, respectively. No compensation expense of employees with stock awards was capitalized during the years ended December 31, 2022 and 2021.

Stock Options - Under the Plans, we have issued stock options. A stock option granted gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. We typically issue options that vest over four years in equal installments beginning on the first anniversary of the date of grant. Under the terms of the Plans, the contractual life of the option grants may not exceed ten years. During the years ended December 31, 2022, and 2021, we issued options that expire ten years from the date of grant.

Fair Value Determination - We have used the Black-Scholes-Merton option pricing model to determine fair value of our stock option awards on the date of grant.

The following weighted-average assumptions were used for option grants during the years ended December 31, 2022 and 2021:

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

●	Volatility – The Company used an average historical stock price volatility of its own data plus an analysis of reported data for a peer group of comparable companies that have issued stock options with substantially similar terms.

●	Expected life of options – The expected term represents the period that the Company’s stock option grants are expected to be outstanding. The Company elected to utilize the “simplified” method to estimate the expected term as the company does not have sufficient appropriate exercise data on which to base its estimate. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

●	Risk-free interest rate – The rate is based on U.S. Treasury interest rates at the time of the grant whose term is consistent with the expected life of the stock options.

●	Dividend yield – The expected dividend yield was considered to be 0% in the option pricing formula since the Company had not paid any dividends and had no plan to do so in the future.

●	Forfeitures – The Company’s policy is to account for forfeitures as they occur.

The following table summarizes assumptions used in our calculations of fair value for the years ended December 31, 2022 and 2021:

	2022		2021
Dividend yield	—%		—%
Expected volatility	100.85-105.09%		99.34-104.61%
Risk-free interest rate	1.95-3.61%		0.36-1.36%
Expected lives (years)	5.3-6.1	years	5.0-6.1	years

Stock Option Activity - The weighted-average grant date fair value of options granted during the years ended December 31, 2022 and 2021 was $0.87 and $3.67, respectively.

The following table summarizes stock option activity for the years ended December 31, 2022 and 2021:

		Weighted		Weighted
		Average	Aggregate	Average
		Exercise	Intrinsic	Remaining
	Shares	Price	Value	Contractual Life
Stock options outstanding at December 31, 2020	1,480,139	$11.05	$403,743
Granted	1,674,153	4.65
Exercised	(70,967)	6.53	$—
Expired	(49,532)	14.26
Forfeited	(79,478)	5.55
Stock options outstanding at December 31, 2021	2,954,315	7.62	$100,419
Granted	4,307,599	1.10
Exercised	(12,765)	1.30	$—
Expired	(82,253)	10.20
Forfeited	(130,022)	4.44
Stock options outstanding at December 31, 2022	7,036,874	$3.67	$16,842	9.1	Years
Stock options exercisable at December 31, 2022	1,680,455	$9.63	$16,841	7.5	Years

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Unrecognized compensation expense related to unvested stock options was $5.4 million as of December 31, 2022, which is expected to be recognized over a weighted-average period of 1.30 years and will be adjusted for forfeitures as they occur.

Restricted Stock - Under the Plans, the Company has issued restricted stock. A restricted stock award is an issuance of shares that cannot be sold or transferred by the recipient until the vesting period lapses. Restricted stock issued to members of our Board of Directors and Executives vest 50% on the grant date, 30% on the first anniversary and 10% each anniversary thereafter. The grant date fair value of the restricted stock is equal to the closing market price of the Company’s common stock on the date of grant.

Restricted Stock Activity - The following table summarizes the restricted stock activity during the years ended December 31, 2022 and 2021:

		Weighted
		Average
	Shares	Fair Value
Restricted stock at December 31, 2020	239,928	$4.02
Granted	678,490	5.09
Vested	(548,248)	4.88
Restricted stock at December 31, 2021	370,170	4.71
Vested	(336,169)	4.86
Restricted stock at December 31, 2022	34,001	$3.22

The aggregate fair value of awards that vested during the years ended December 31, 2022 and 2021 was $1.6 million and $2.2 million.

RSUs - Under the Plans, the Company has time-based RSUs. RSUs are not actual shares, but rather a right to receive shares in the future. The shares are not issued and the employee cannot sell or transfer shares prior to vesting and has no voting rights until the RSUs vest. The employees' time-based RSUs will result in the delivery of shares in one-fourth increments commencing on the award date. The grant date fair value of the RSUs is equal to the closing market price of the Company’s common stock on the grant date. The Company recognizes the grant date fair value of RSUs of shares it expects to issue as compensation expense ratably over the requisite service period.

The following table summarizes the RSU activity during the year ended December 31, 2021. There was no RSU activity during the year ended December 31, 2022.

		Weighted
		Average
	Shares	Fair Value
RSUs at December 31, 2020	1,900	$26.60
Vested	(1,900)	26.60
RSUs at December 31, 2021	—	$—

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.        Income Tax

The components of income tax benefit are as follows:

	2022	2021
Current Expense:
Federal	$—	$—
State	—	—
Foreign	—	—
	—	—
Deferred Expense:
Federal	$(215,937)	$(145,974)
State	—	—
Foreign	—	—
Total	$(215,937)	$(145,974)

The differences between the company’s income tax benefit and the expense computed at the 21% United States statutory income tax rate were as follows:

	2022	2021
Federal income tax expense at statutory rate:	$(8,734,000)	$(7,465,000)
Increase (reduction) in income tax resulting from:
State income taxes	(146,000)	556,000
Foreign rate differential	(19,000)	(16,000)
Nondeductible expenses	1,000	1,000
Research and development credit	(1,312,000)	(836,000)
Stock based compensation	192,000	164,000
Excess executive compensation	9,000	259,000
Goodwill impairment	—	305,000
Reserve for loss carryforwards limited by Sec. 382	8,000	8,000
Other	65,063	(32,974)
Increase in valuation allowance	9,720,000	6,911,000
	$(215,937)	$(145,974)

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The tax effects of temporary differences and operating loss carryforwards that gave rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows at December 31, 2022 and 2021:

	2022	2021
Deferred tax assets:
Net operating losses	$24,542,949	$17,830,889
R&D credits	3,822,392	2,538,168
Stock compensation	2,974,242	2,344,902
Contingent consideration	—	767,763
Deferred revenue	7,465	8,039
Section 174 costs	4,041,814	—
Unrealized gains/losses	583,683	210,300

Deferred tax assets	35,972,545	23,700,061

Deferred tax liabilities:
Intangible assets	—	(803,937)
Property, plant and equipment, primarily due to differences in depreciation	(553,840)	(83,122)
Lease liability	(2,732,712)	(78,035)
Other	(99,272)	(83,931)

Deferred tax liabilities	(3,385,824)	(1,049,025)

Valuation allowance	(32,586,721)	(22,866,973)

Net deferred tax (liabilities)	$—	$(215,937)

At December 31, 2022 and December 31, 2021, the Company evaluated all significant available positive and negative evidence, including the existence of losses in recent years and management’s forecast of future taxable income, and, as a result, determined it was more likely than not that federal and state deferred tax assets, including benefits related to net operating loss carryforwards, would not be realized. The company completed a 382 analysis to determine any limitations on the annual usage of their NOL carryforwards (discussed in further detail below). The allowance increased to $32,586,721 at December 31, 2022. Net Operating Losses created in years beginning after 2017 now only offset 80% of Taxable Income but no longer have a 20 year expiration. As such, NOL’s created after 2017 can be used to offset indefinite lived liabilities up to 80%.

At December 31, 2022, the Company has federal net operating loss carryforwards of approximately $174,285,827, including $3,027,284 acquired from Pelican Therapeutics. However, due to Section 382 limitations (discussed in further detail below), only $116,493,744 of the NOLs are available to offset future taxable income.  The federal net operating loss carryforwards begin to expire in 2029. The Company has various state net operating loss carryforwards totaling approximately $124,461,888 including $2,464,819 from Pelican Therapeutics, which are available to offset future state taxable income. State net operating losses begin to expire in 2024. On November 15, 2021, the North Carolina General Assembly passed Senate Bill 105 eliminating the current 2.5% corporate income tax by phased lowering of the rate from 2025 – 2030. A reserve has been set up for North Carolina NOLs that are not expected to be used by 2030. The Company has various foreign net operating loss carryforwards of $125,097. The foreign net operating loss carryforwards are carried forward indefinitely.  Because the Company has incurred cumulative net operating losses since inception, all tax years remain open to examination by U.S. federal, state, and foreign income tax authorities.

In accordance with FASB ASC 740, Accounting for Income Taxes, the Company reflects in the financial statements the benefit of positions taken in a previously filed tax return or expected to be taken in a future tax return only when it is considered ‘more-likely-than-not’ that the position taken will be sustained by a taxing authority. As of December 31, 2022, and 2021, the Company had no unrecognized income tax benefits and correspondingly there is no impact on the Company’s effective income tax rate associated with these items. The Company’s policy for recording interest and penalties relating

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to uncertain income tax positions is to record them as a component of income tax expense in the accompanying statements of income. As of December 31, 2022 and 2021, the Company had no such accruals

The Company files income tax returns in the United States, various state and foreign jurisdictions. The Company was subject to examination by taxing authorities for the tax years ended December 31, 2009 through 2021.

Potential 382 Limitation

The Company’s ability to utilize its NOL and research and development (R&D) credit carryforwards may be substantially limited due to ownership changes that have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the Code), as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change,” as defined by Section 382 of the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percent of the outstanding stock of a company by certain stockholders or public groups.

The Company completed a Section 382 study during 2021. It was determined that the Company has experienced five ownership changes of over 50% since 2013, the latest occurring on June 30, 2020.  Going forward, the utilization of loss carryforwards and tax credits generated before June 30, 2020 will be subject to an annual limitation. As a result of the ownership changes and limitations, $58,181,799 of federal NOLs and approximately $2,935,000 of federal R&D credits will expire unutilized, in addition to Section 382 limits on Pelican already in place.

14. Leases

The Company accounts for its leases under ASC 842, “Leases”. The Company has determined that its leases for office and laboratory space without optional terms or variable components are operating leases.

The Company conducts its operations from leased facilities in Morrisville, North Carolina; San Antonio, Texas; Parsippany, New Jersey and North Brunswick, New Jersey. The North Carolina lease will expire in 2030, the Texas lease will expire in 2037, the Parsippany and New Brunswick leases will expire in July 2023. The leases are for general office space, manufacturing space, and lab space and require the Company to pay property taxes, insurance, common area expenses and maintenance costs.

In June 2021, the Company entered into a lease agreement with Durham KTP Tech 7, LLC, to lease a 15,996 square foot facility in Morrisville, North Carolina to expand its research and development activities. The lease has a term of eight years following the commencement date and provides the Company the option to extend the lease term for one five year term, however option to extend was not included in the ROU asset and liability. It is subject to fixed rate escalation increases and also provides up to $2.4 million for tenant improvements. NightHawk recorded an operating lease right-of-use asset of $5.6 million and lease liability of $3.2 million for this lease in the accompanying consolidated balance sheets.

In October 2021, Scorpius entered into a lease agreement with Merchants Ice II, LLC to lease a 20,144 square foot facility in San Antonio, TX for general office, laboratory, research, analytical, and/or biomanufacturing purposes. Merchants Ice II, LLC is a nonprofit entity investing in the building with the intention to encourage development of emerging technologies. As a result, investments made by both Merchants Ice II, LLC and Scorpius into the building may qualify and share tax credits under the New Market Tax Credit (“NMTC”) program. Scorpius agreed that all investments and expenditures qualifying under the NMTC (i.e., certain equipment and building improvements) would be purchased by Merchants Ice II, LLC to generate the largest possible tax incentive and Scorpius would reimburse Merchants Ice II, LLC for these payments. The lease officially commenced on September 15, 2022. As of December 31, 2022, Scorpius has reimbursed Merchants Ice II, LLC $24.3 million. Based on ASC 842, the Company has capitalized $13.2 million of the reimbursements as lab equipment, expensed $0.9 million as supplies and facilities, and $10.2 million has been included in the finance lease right-of-use asset. The lease has a term of fifteen years following the commencement date and provides Scorpius the option to extend the lease term for one fifteen-year term, and one subsequent ten year term upon expiration of the first extended term. These options to extend were not included in the ROU asset and lease liability. It is subject to fixed rate escalation increases and also provides up to $2.4 million for tenant improvements. Scorpius recorded a finance

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

lease right-of-use asset of $15.1 million and lease liability of $5.1 million for this lease in the accompanying consolidated balance sheets.

Total cash paid for operating leases during the years ended December 31, 2022 and 2021 was $0.8 million and $0.4 million and is included within cash flows from operating activities within the consolidated statements of cash flows.

The Company leases furniture and specialized lab equipment under finance leases. The related right-of-use assets are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life of the asset. The effective interest rate was 5.80% and 5.30% for the years ended December 31, 2022 and 2021.

The Company’s lease cost reflected in the accompanying statements of operations and comprehensive loss is as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Operating lease cost	$732,767	$474,135
Finance lease cost
Amortization of lease assets	656,794	185,171
Interest on lease liabilities	181,667	21,970
Total finance lease cost	$838,461	$207,141

The weighted average remaining lease term and incremental borrowing rate as of December 31, 2022 and 2021 were as follows:

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
Weighted average remaining lease term
Operating leases	7.3	years	5.0	years
Finance leases	13.3	years	2.0	years
Weighted average incremental borrowing rate
Operating leases	9.37%		6.32%
Finance leases	9.60%		5.30%

Maturities of operating and finance lease liabilities as of December 31, 2022 were as follows:

	Operating Leases	Finance Leases	Total
2023	697,675	769,621	1,467,296
2024	618,918	812,383	1,431,301
2025	635,180	715,782	1,350,962
2026	575,349	595,309	1,170,658
2027	592,572	615,269	1,207,841
2028	610,407	635,827	1,246,234
Thereafter	1,165,655	7,080,308	8,245,963
Total minimum lease payments	4,895,756	11,224,499	16,120,255
Less: imputed interest	(1,418,014)	(5,403,417)	(6,821,431)
Present value of lease liabilities	$3,477,742	$5,821,082	$9,298,824

15.        Related Party Transactions

Prior to acquisition, Jeffrey Wolf, President, Chief Executive Officer and Chairman of the Board of Directors, was a director of Elusys and directly and through affiliated entities owned approximately 1.2% of the outstanding stock of Elusys, in the form of common stock, which is subordinate in terms of distributions to the Elusys preferred stock. Common

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

stockholders are not expected to receive any future payments as presently it seems most, if not all, of such payments will also be paid to the preferred stockholders of Elusys.

16.        Net Loss Per Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the periods. Fully diluted net loss per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options, restricted stock units, and warrants that are computed using the treasury stock method.

For the years ended December 31, 2022 and 2021, all of the Company’s common stock options, unvested restricted stock units and warrants are anti-dilutive and therefore have been excluded from the diluted net loss per common share calculation.

The following table reconciles net loss to net loss attributable to NightHawk Biosciences, Inc.:

	For the Year Ended
	December 31,
	2022	2021
Net loss	$(43,862,197)	$(35,400,807)
Net loss - Non-controlling interest	(427,491)	(329,339)
Net loss attributable to NightHawk	$(43,434,706)	$(35,071,468)

Weighted-average common shares outstanding, basic and diluted	25,606,326	24,913,942

Net loss per share, basic and diluted - continuing operations	$(1.60)	$(1.41)
Net loss per share, basic and diluted - discontinued operations	(0.10)	—
Net loss per common share attributable to NightHawk Biosciences, Inc., basic and diluted	$(1.70)	$(1.41)

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	2022	2021
Outstanding stock options	7,036,874	2,954,315
Restricted stock subject to forfeiture and restricted stock units	34,001	370,170
Outstanding common stock warrants	747,383	747,383

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17.        Quarterly Financial Data (Unaudited and restated)

The Company is providing restated quarterly unaudited consolidated financial information for interim periods June 30, 2022 and September 30, 2022 as a result in an error of income taxes. This section has also been updated for the effects of discontinued operations of the Elusys business.

The restated consolidated balance sheet line items for the second through third fiscal quarters of 2022 are as follows:

	June 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Deferred tax liability	$3,541,937	$(3,326,000)	$215,937	$—	$215,937
Total Liabilities	36,467,130	(3,326,000)	33,141,130	—	33,141,130
Accumulated deficit	(183,996,826)	3,326,000	(180,670,826)	—	(180,670,826)
Total Stockholders' Equity - NightHawk Biosciences, Inc.	96,638,241	3,326,000	99,964,241	—	99,964,241
Total Stockholders' Equity	$95,387,663	$3,326,000	$98,713,663	$—	$98,713,663

	September 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Goodwill	$3,467,747	$(253,000)	$3,214,747	$(3,214,747)	$—
Total Assets	120,164,913	(253,000)	119,911,913	—	119,911,913
Deferred tax liability	3,326,000	(3,326,000)	—	—	—
Total Liabilities	37,039,187	(3,326,000)	33,713,187	—	33,713,187
Accumulated deficit	(197,002,176)	3,073,000	(193,929,176)	—	(193,929,176)
Total Stockholders' Equity - NightHawk Biosciences, Inc.	84,465,725	3,073,000	87,538,725	—	87,538,725
Total Stockholders' Equity	83,125,726	3,073,000	86,198,726	—	86,198,726
Total Liabilities and Stockholders' Equity	$120,164,913	$(253,000)	$119,911,913	$—	$119,911,913

The restated items of the consolidated statements of operations and comprehensive loss for the second through third fiscal quarters of 2022 are as follows:

	For the Three Months Ended June 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Income tax benefit	$—	$3,326,000	$3,326,000	$(3,326,000)	$—
Net loss from continuing operations	(10,263,910)	3,326,000	(6,937,910)	(2,095,160)	(9,033,070)
Net loss from discontinued operations before income taxes	—	—	—	(1,230,840)	(1,230,840)
Income tax benefit from discontinued operations	—	—	—	3,326,000	3,326,000
Net loss	(10,263,910)	3,326,000	(6,937,910)	—	(6,937,910)
Net loss attributable to NightHawk Biosciences, Inc.	(10,157,286)	3,326,000	(6,831,286)	—	(6,831,286)
Net loss per share, basic and diluted from continuing operations	$(0.40)	$0.13	$(0.27)	$(0.08)	$(0.35)
Net loss per share, basic and diluted from discontinued operations	$—	$—	$—	$0.08	$0.08
Total comprehensive loss	(10,114,055)	3,326,000	(6,788,055)	—	(6,788,055)
Comprehensive loss - NightHawk Biosciences, Inc.	$(10,007,431)	$3,326,000	$(6,681,431)	$—	$(6,681,431)

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the Six Months Ended June 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Income tax benefit	$-	$3,326,000	$3,326,000	$(3,326,000)	$—
Net loss from continuing operations	(18,453,708)	3,326,000	(15,127,708)	(2,095,160)	(17,222,868)
Net loss from discontinued operations before income taxes	—	—	—	(1,230,840)	(1,230,840)
Income tax benefit from discontinued operations	—	—	—	3,326,000	3,326,000
Net loss	(18,453,708)	3,326,000	(15,127,708)	—	(15,127,708)
Net loss attributable to NightHawk Biosciences, Inc.	(18,277,873)	3,326,000	(14,951,873)	—	(14,951,873)
Net loss per share, basic and diluted from continuing operations	$(0.71)	$0.13	$(0.58)	$(0.09)	$(0.67)
Net loss per share, basic and diluted from discontinued operations	$—	$—	$—	$0.08	$0.08
Total comprehensive loss	(18,359,122)	3,326,000	(15,033,122)	—	(15,033,122)
Comprehensive loss - NightHawk Biosciences, Inc.	$(18,183,287)	$3,326,000	$(14,857,287)	$—	$(14,857,287)

	For the Three Months Ended September 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Income tax benefit (expense)	$215,937	$(253,000)	$(37,063)	$253,000	$215,937
Net loss from continuing operations	(13,094,771)	(253,000)	(13,347,771)	2,953,943	(10,393,828)
Net loss from discontinued operations before income taxes	—	—	—	(2,700,943)	(2,700,943)
Income tax benefit from discontinued operations	—	—	—	(253,000)	(253,000)
Net Loss	(13,094,771)	(253,000)	(13,347,771)	—	(13,347,771)
Net loss attributable to NightHawk Biosciences, Inc.	(13,005,350)	(253,000)	(13,258,350)	—	(13,258,350)
Net loss per share, basic and diluted - continuing operations	$(0.51)	$(0.01)	$(0.52)	$0.12	$(0.40)
Net loss per share, basic and diluted - discontinued operations	$—	$—	$—	$(0.12)	$(0.12)
Total comprehensive loss	(12,979,112)	(253,000)	(13,232,112)	—	(13,232,112)
Comprehensive loss - NightHawk Biosciences, Inc.	$(12,889,691)	$(253,000)	$(13,142,691)	$—	$(13,142,691)

	For the Nine Months Ended September 30, 2022
	As Previously Reported	Adjustments	As Restated	Reclass for Discontinued Operations	Revised
Income tax benefit (expense)	$215,937	$3,073,000	$3,288,937	$(3,073,000)	$215,937
Net loss from continuing operations	(31,548,479)	3,073,000	(28,475,479)	858,782	(27,616,697)
Net loss from discontinued operations before income taxes	—	—	—	(3,931,782)	(3,931,782)
Income tax benefit from discontinued operations	—	—	—	3,073,000	3,073,000
Net Loss	(31,548,479)	3,073,000	(28,475,479)	—	(28,475,479)
Net loss attributable to NightHawk Biosciences, Inc.	(31,283,223)	3,073,000	(28,210,223)	—	(28,210,223)
Net loss per share, basic and diluted - continuing operations	$(1.22)	$0.12	$(1.10)	$0.03	$(1.07)
Net loss per share, basic and diluted - discontinued operations	$—	$—	$—	$(0.03)	$(0.03)
Total comprehensive loss	(31,338,234)	3,073,000	(28,265,234)	—	(28,265,234)
Comprehensive loss - NightHawk Biosciences, Inc.	$(31,072,978)	$3,073,000	$(27,999,978)	$—	$(27,999,978)

While the adjustments changed the deferred tax liability line item in the unaudited consolidated statements of cash flows, they did not have an impact on total net cash provided by operating activities, net cash used in investing activities, or net cash (used in) provided by financing activities for any of the applicable periods.

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The restated line items of the unaudited consolidated statements of cash flows for the second through third fiscal quarters of 2022 are as follows:

	For the Six Months Ended,	For the Nine Months Ended,	For the Six Months Ended,	For the Nine Months Ended,	For the Six Months Ended,	For the Nine Months Ended,
	June 30, 2022	September 30, 2022	June 30, 2022	September 30, 2022	June 30, 2022	September 30, 2022
	As Previously Reported		Adjustments		As Restated
Net loss	$(18,453,708)	$(31,548,479)	$3,326,000	$3,073,000	$(15,127,708)	$(28,475,479)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred tax liability	$—	$(215,937)	$(3,326,000)	$(3,073,000)	$(3,326,000)	$(3,288,937)

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. Discontinued Operations

The Company considers assets to be held for sale when management approves and commits to a plan to actively market the assets for sale at a reasonable price in relation to its fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer and other actions required to complete the sale have been initiated, the sale of the assets is expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, the Company ceases to record depreciation and amortization expenses and measures the assets at the lower of their carrying value or estimated fair value less costs to sell. Assets held for sale are included in the Company’s consolidated balance sheets. Gains and losses are not recognized until the date of sale and will be recognized in income (loss) from operating activities.

As of September 30, 2023, the Company’s activities with regard to the divesture of the Elusys Therapeutics business met the criteria to report within discontinued operations. The Company has reclassified its previously issued financial statements to segregate the discontinued operations as of April 18, 2022.

Assets and liabilities classified as discontinued operations in the Consolidated Balance Sheets as of December 31, 2022 related to the planned divestiture of the Elusys Therapeutics business and consist of the following:

Assets of discontinued operations:	December 31, 2022
Current assets:
Cash and cash equivalents	$5,242,840
Accounts receivable	—
Income tax refund receivable	600,877
Prepaid expenses and other current assets	2,084,419
Intangible assets, net	—
Other assets	—
Total Current Assets	7,928,136
Long term assets:
Property and equipment, net	41,854
Intangible assets, net	8,669,375
Goodwill	3,301,959
Operating lease right-of-use asset	138,885
Deposits	26,250
Total long term assets	12,178,323
Total assets of discontinued operations	$20,106,459

Liabilities of discontinued operations:
Current liabilities:
Accounts payable	$210,321
Accrued expenses and other liabilities	2,385,320
Contingent consideration, current portion	6,934,114
Operating lease liability, current portion	92,524
Other liabilities	—
Total current liabilities	$9,622,279
Long term liabilities:
Contingent consideration, net of current portion	5,290,500
Total long term liabilities	5,290,500
Total liabilities of discontinued operations	$14,912,779

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company determined that the disposal group represents a strategic shift that will have a major effect on the Company's operations and financial results, and has therefore reflected the Elusys Therapeutics business as a discontinued operation for all periods presented. Details of the loss from discontinued operations included in our consolidated statement of operations are as follows:

Year Ended
December 31,
2022
Revenue	$6,012,993

Operating expenses:
Cost of revenues	6,319,723
Research and development	3,237,905
Selling, general and administrative	1,000,333
Amortization of intangible asset	1,030,625
Change in fair value of contingent consideration	(109,500)
Total operating expenses	11,479,086

Loss from operations	(5,466,093)

Other expense, net	94,037
Total non-operating income (loss)	94,037

Net loss from discontinued operations before income taxes	(5,560,130)
Income tax benefit from discontinued operations	3,073,000
Net loss from discontinued operations	$(2,487,130)

Total operating, investing and financing cash flows of discontinued operations for the year ended December 31, 2022 are comprised of the following:

Total net cash provided by operating activities from discontinued operations	30,042,512
Total net cash used by investing activities from discontinued operations	(20,064,672)
Total net cash used by financing activities from discontinued operations	(4,735,000)

19.        Subsequent Events

On January 27, 2023, Nighthawk Biosciences, Inc. terminated its license agreements with the University of Miami as these assets will not be developed further. The following agreements have been terminated:

●	License Agreement (UMIP-510) between the University of Miami and Zolovax, Inc. dated December 31, 2020.
●	License Agreement (UMSS-114 (previously UM97-14)) between the University of Miami and Heat Biologics, Inc. effective July 11, 2008, as amended.
●	License Agreement (UMSS114A) between the University of Miami and Heat Biologics I, Inc. effective February 18, 2011, as amended.
●	License Agreement (UMD-107) between the University of Miami Heat Biologics I, Inc. effective February 18, 2011.
●	License Agreement (UMIP-114/Strbo) between the University of Miami and Zolovax, Inc., effective October 24, 2016.
●	License Agreement between the University of Miami and Pelican, effective November 19, 2013.
●	License Agreement (I176) between the University of Miami and Heat Biologics II, Inc., effective December 12, 2010.
●	License Agreement (0331, 0539) between the University of Miami and Heat Biologics II, Inc., effective July 11, 2008.

NIGHTHAWK BIOSCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Elusys Therapeutics, Inc. Purchase Agreement (unaudited)

On December 11, 2023, NightHawk Biosciences, Inc. entered into an Asset and Equity Interests Purchase Agreement with Elusys Holdings Inc. (“the Buyer”), a Delaware corporation, which is a company controlled by the Company’s Chairman, Chief Executive Officer and President, Jeffrey Wolf, pursuant to which the Company agreed to sell to the Buyer (i) all of the issued and outstanding equity interests in Elusys Therapeutics, Inc., a wholly owned subsidiary of the Company, and (ii) the exclusive right to use the name “NightHawk” and ownership of all trademark, goodwill and other rights in connection with such name.

Upon execution of the Agreement, the Buyer agreed to assume at the closing of the Transaction certain specified liabilities and manufacturing commitments relating to Elusys’ business, currently estimated at $40 million and paid the Company a cash payment of $500,000. Pursuant to the Purchase Agreement, the Buyer will also be obligated to pay to the Company on an annual basis a royalty fee equal to 3% of gross revenue received by Buyer or any of its affiliates or their respective successors or licensees from all sales of the anthrax antitoxin known as ANTHIM® during the period commencing on January 1, 2024 and ending on June 30, 2031; provided that, if as of December 31, 2028, the Company has not received an aggregate of $5,000,000 in such royalty fees, Buyer will be obligated to pay to the Company no later than March 1, 2029 a cash payment equal to the difference between the aggregate amount of such royalty fees received by the Company and $5,000,000.

The Buyer agreed, as a post-closing covenant, to purchase from the Company, no later than January 20, 2024, a convertible promissory note in the aggregate amount of $2,250,000 (the “Note”), the conversion of which is subject to obtaining stockholder approval of the issuance of shares of the Company’s common stock upon such conversion. The Note will bear interest at a rate of 1% per annum, mature on the one-year anniversary of its issuance and convert into shares of our common stock at the option of the Buyer only if stockholder approval of the issuance of such shares of common stock issuable upon conversion of the Note is obtained prior to the maturity date. The conversion price will be equal to 110% of the volume weighted average price (VWAP) of the Company’s common stock for the seven trading days prior to December 11, 2023. Notwithstanding the foregoing, if the Company consummates a public financing, subject to certain exceptions, within sixty days of December 11, 2023, the conversion price shall be adjusted to be 110% of the per share purchase price of the common stock in such public financing. Such adjustment shall only be made upon the first financing in the event of multiple financings during the foregoing period.